UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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FIRST INTERSTATE BANCSYSTEM, INC.
(Name of Registrant as Specified in its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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FIRST INTERSTATE BANCSYSTEM, INC.

401 North 31st Street

P.O. Box 30918

Billings, Montana 59116-0918

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on Wednesday, May 22, 2013

at 4:00 p.m., Mountain Daylight Time

NOTICE IS HEREBY GIVEN that the 2013 Annual Meeting of Shareholders of First Interstate BancSystem, Inc. will be held at First Interstate Bank, Operations Center, 1800 Sixth Avenue North, Billings, Montana, on Wednesday, May 22, 2013, at 4:00 p.m., Mountain Daylight Time, for the following purposes:

1.	To elect five directors to serve three-year terms, or until their respective successors have been elected and appointed;

2.	To ratify the appointment of McGladrey LLP as our independent registered public accounting firm for the year ending December 31, 2013;

3.	To conduct an advisory vote on executive compensation;

4.	To increase the number of shares authorized for issuance under our 2006 Equity Compensation Plan; and,

5.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Only shareholders of record as of the close of business on March 15, 2013 are entitled to notice of and to vote at the annual meeting and any adjournments or postponements thereof.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the annual meeting, we urge you to vote. Registered holders may vote:

•	By internet - access http://www.voteproxy.com and follow the on-screen instructions;

•	By telephone - call 1-800-PROXIES in the United States or 1-718-921-8500 in foreign countries from any touch-tone telephone and follow the instructions;

•	By mail - sign, date and mail your proxy card in the envelope provided as soon as possible; or,

•	In person - vote your shares in person by attending the annual meeting.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ THOMAS W. SCOTT

Thomas W. Scott

Chairman of the Board of Directors

Billings, Montana

April 2, 2013

PROXY STATEMENT

FOR

THE ANNUAL MEETING OF SHAREHOLDERS

OF

FIRST INTERSTATE BANCSYSTEM, INC.

Solicitation Information

This proxy statement, the accompanying proxy card and the annual report on Form 10-K are being made available to our shareholders on the Internet at www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=40016 on or about April 2, 2013. Our board of directors, or the Board, is soliciting your proxy to vote your shares at the annual meeting of shareholders to be held on May 22, 2013. The Board is soliciting your proxy to give all shareholders the opportunity to vote on matters that will be presented at the annual meeting. This proxy statement provides you with information on these matters to assist you in voting your shares.

We are pleased to take advantage of the Securities and Exchange Commission, or SEC, e-proxy rules that allow companies to post their proxy materials on the internet. We will be able to provide our shareholders with the information they need while lowering the cost of the delivery of materials and reducing the environmental impact of printing and mailing hard copies. As permitted by the SEC rules, we are sending a Notice of Internet Availability of Proxy Materials, or the Notice, to our shareholders on or about April 2, 2013. All shareholders will have the ability to access the proxy materials on the website referred to above and in the Notice. Shareholders will also have the ability to request a printed set of the proxy materials. Instructions on how to access the proxy materials on the internet or to request a printed copy may be found in the Notice. Instructions on how to vote your shares and how to download a proxy card for voting at the annual meeting will also be contained in the Notice.

When we refer to the “Company,” “we,” “our,” and “us” in this proxy statement, we mean First Interstate BancSystem, Inc. and our consolidated subsidiaries, unless the context indicates that we refer only to the parent company, First Interstate BancSystem, Inc. When we refer to the “Bank” in this proxy statement, we mean First Interstate Bank, our bank subsidiary.

What is a proxy?

A proxy is your legal designation of another person to vote on your behalf. By completing and returning the proxy card, you are giving the persons designated in the proxy the authority to vote your shares in the manner you indicate on the proxy card.

Why did I receive more than one proxy card?

While we have attempted to consolidate your holdings onto one proxy card, you may receive multiple proxy cards if you hold your shares in different ways (e.g., joint tenancy, trusts, custodial accounts) or in multiple accounts. In addition, if your shares are held by a broker or trustee, you will receive your proxy card or other voting information from your broker or trustee. You should vote on and sign each proxy card you receive.

Who pays the cost of this proxy solicitation?

We pay the costs of soliciting proxies. Upon request, we will reimburse brokers, banks, trusts and other nominees for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of our common stock.

Is this proxy statement the only way that proxies are being solicited?

In addition to these proxy materials, certain of our directors, officers and employees may solicit proxies by telephone, facsimile, e-mail or personal contact. They will not be specifically compensated for doing so.

Voting Information

Who is qualified to vote?

You are qualified to receive notice of and to vote at the annual meeting if you owned shares of our Class A or Class B common stock as of the close of business on our record date of March 15, 2013.

How many shares of common stock may vote at the annual meeting?

As of the record date, there were 18,196,200 shares of Class A common stock outstanding and entitled to vote and 25,377,049 shares of Class B common stock outstanding and entitled to vote at our annual meeting. Our Class A common stock and our Class B common stock are referred to collectively as our “common stock.”

How are votes counted?

The proxies appointed by the Board will vote your shares as you instruct on your proxy. Each share of Class A common stock is entitled to one vote and each share of Class B common stock is entitled to five votes in all matters submitted to a vote of shareholders. Holders of Class A common stock and Class B common stock vote together as a single class on all matters (including the election of directors) submitted to a vote of shareholders, unless otherwise required by law.

Is there a quorum requirement?

For the annual meeting to be valid, there must be a quorum present. A quorum requires that more than 50% of the voting power of our issued and outstanding common stock be represented at the meeting, whether in person or by proxy.

What is the difference between a “shareholder of record” and other “beneficial” holders?

These terms describe how your shares are held. If your shares are registered directly in your name, you are a “shareholder of record.” If your shares are held in the name of a broker, bank, trust or other nominee as a custodian, you are a “beneficial” holder.

How do I vote my shares?

If you are a “shareholder of record,” you can vote your proxy:

•	via internet at www.proxyvote.com;

•	via telephone by calling 1-800-PROXIES in the United States or 1-718-921-8500 in foreign countries;

•	by mailing in the proxy card that will be sent to you by mail or that you may download from the website referred to in the Notice; or

•	by designating another person to vote your shares with your own form of proxy.

Please refer to the specific instructions set forth on the proxy card. We encourage you to vote electronically or by telephone. If you are a “beneficial” holder, your broker, bank, trust or other nominee will provide you with materials and instructions for voting your shares.

Can I vote my shares in person at the annual meeting?

If you are a “shareholder of record,” you may vote your shares in person at the annual meeting. If you are a “beneficial” holder, you must obtain a proxy from your broker, bank, trust or other nominee giving you the right to vote the shares at the annual meeting.

What is the Board’s recommendation on how I should vote my shares?

Proposal One – the Board recommends that you vote your shares FOR the election of each of the five director nominees.

Proposal Two – the Board recommends you vote your shares FOR ratification of the appointment of McGladrey LLP as our independent registered public accounting firm for the year ending December 31, 2013.

Proposal Three– the Board recommends that you vote your shares FOR the approval, on an advisory basis, of executive compensation as disclosed in this proxy statement.

Proposal Four – the Board recommends that your vote your shares FOR an increase in the number of shares authorized for issuance under our 2006 Equity Compensation Plan.

How will my shares be voted if I do not specify how they should be voted?

If you sign and return your proxy card without indicating how you want your shares to be voted, the proxies appointed by the Board will vote your shares FOR the election of all five director nominees, FOR the ratification of the appointment of McGladrey LLP as our independent registered public accounting firm for the year ending December 31, 2013, FOR the approval, on an advisory basis, of executive compensation as disclosed in this proxy statement and FOR the approval of an amendment to increase the number of shares authorized for issuance under our 2006 Equity Compensation Plan.

Can my broker vote my shares for the proposal regarding the election of directors?

A broker or other entity holding shares for an owner in street name may vote for routine proposals without receiving voting instructions from the owner under certain circumstances. A broker or other entity may vote on non-routine proposals only if the owner has provided voting instructions. A broker non-vote occurs when the broker or other entity is unable to vote on a proposal because the proposal is non-routine and the owner does not provide any voting instructions. The only routine matter in this proxy statement is Proposal Two to ratify the appointment of our independent registered public accounting firm. Proposal One to elect the director nominees, Proposal Three to conduct an advisory vote on executive compensation and Proposal Four to increase the number of shares authorized for issuance under our 2006 Equity Compensation Plan are non-routine matters. Therefore, if we receive a proxy card with a broker non-vote, your proxy will be voted for Proposal Two and it will not be included in determining the number of votes cast with regard to Proposals One, Three or Four. It is important that you instruct your broker as to how you wish to have your shares voted on each proposal, even if you wish to vote as recommended by the Board.

How are votes withheld, abstentions and broker non-votes treated?

Votes withheld and abstentions are deemed as “present” at the annual meeting, are counted for quorum purposes, and except for voting on directors, will have the same effect as a vote against a matter. Broker non-votes, if any, while counted for general quorum purposes, are not deemed to be “present” with respect to any matter for which a broker does not have authority to vote.

How do I change or revoke my proxy?

After voting you may change your vote one or more times, or you may revoke your proxy, at any time before the vote is taken at the annual meeting. You may revoke your proxy by doing one of the following:

•	sending a written notice of revocation to our corporate secretary that is received prior to the annual meeting, stating that you revoke your proxy;

•	signing a later-dated proxy card and submitting it so that it is received prior to the annual meeting in accordance with the instructions included in the proxy card(s);

•	voting again via the internet or by telephone using the instructions described in the Notice; or

•	attending the annual meeting and voting your shares in person.

What vote is required?

With respect to Proposal One to elect the director nominees, a majority of votes are needed to elect a director. This means that the five nominees for director must each respectively receive affirmative votes of 50% or more of the votes cast to be elected. Neither a vote to abstain nor a broker non-vote will count as a vote cast “FOR” or “AGAINST” a director nominee. A vote to abstain or a broker non-vote will have no direct effect on the outcome of the election of directors.

With respect to Proposal Two to ratify the appointment of McGladrey LLP as our independent registered public accounting firm for the year ending December 31, 2013, ratification will be approved by the shareholders if the votes cast in favor of the matter exceed the votes cast in opposition. Abstentions will be treated as a vote cast and will have the same effect as a vote “AGAINST” this proposal.

With respect to Proposal Three to conduct an advisory vote on executive compensation, advisory approval will be obtained if the votes cast in favor of the matter exceed the votes cast in opposition. Broker non-votes will not count as a vote cast “FOR” or “AGAINST” this proposal, and will have no direct effect on the outcome of this proposal. Abstentions will be treated as a vote cast and will have the same effect as a vote “AGAINST” this proposal.

With respect to Proposal Four to increase the number of shares authorized for issuance under our 2006 Equity Compensation Plan, approval will be obtained by the shareholders if the votes cast in favor of the matter exceed the votes cast in opposition. Broker non-votes will not count as a vote cast “FOR” or “AGAINST” this proposal, and will have no direct effect on the outcome of this proposal. Abstentions will be treated as a vote cast and will have the same effect as a vote “AGAINST” this proposal.

With respect to all other business which may properly come before the annual meeting, unless a greater number of votes are required by law or by our articles of incorporation, the business will be approved by the shareholders if the votes cast in favor of the matter exceed the votes cast in opposition.

Who will count the votes?

Representatives from American Stock Transfer & Trust Company, LLC will count the votes and serve as our inspectors of election. The inspectors of election will be present at the annual meeting.

What if I have further questions?

If you have any further questions about voting your shares or attending the annual meeting, please contact our corporate secretary, Carol Stephens Donaldson, at (406) 255-5378, or e-mail: carol.donaldson@fib.com.

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PROPOSAL ONE

ELECTION OF DIRECTORS

In accordance with our second amended and restated bylaws, the number of our directors must be at least five and not more than eighteen. We currently have seventeen directors. The Board is divided into three groups with staggered three-year terms. Terry W. Payne and Sandra A. Scott Suzor’s terms end May 22, 2013. Terry W. Payne and Sandra A. Scott Suzor are not nominees for re-election.

A total of five directors will be elected at the annual meeting to serve three-year terms, or until their respective successors have been elected and appointed. The Board has nominated for election as directors:

•	David H. Crum

•	William B. Ebzery

•	John M. Heyneman, Jr.

•	Jonathan R. Scott

•	Theodore H. Williams

All of the director nominees, except for Jonathan R. Scott and Theodore H. Williams, are current members of the Board. Jonathan R. Scott previously served as a director of ours from 2006 to 2011.

Unless authority to vote is withheld, the persons named in the enclosed proxy will vote the shares represented by such proxy for the election of the nominees named above. If, at the time of the annual meeting, any nominee becomes unavailable for any reason for election as a director, the persons entitled to vote the proxy will vote for the election of such substitute(s) as the Board may recommend. At this time, the Board knows of no reason why any nominee might be unavailable to serve.

The following tables set forth certain information regarding the nominees for election at the annual meeting and the directors continuing in office after the annual meeting.

BOARD OF DIRECTOR NOMINEES

FOR A THREE-YEAR TERM EXPIRING IN 2015

Name and Age	Director Since	Principal Occupation
David H. Crum, 68	2001	President and Chief Executive Officer, Crum Electric Supply Co., Inc.
William B. Ebzery, 63	2001	Owner, Cypress Capital Management, LLC and Certified Public Accountant-retired
John M. Heyneman, Jr., 46	2010	Contractor, North Main Association
Jonathan R. Scott, 39	2006-2011	President, First Interstate Bank, Jackson
Theodore H. Williams, 58	Nominee	Developer and Manager, Thompson Creek Unit

A majority of votes are needed to elect a director. This means that the five nominees for director must each respectively receive affirmative votes of 50% or more of the votes cast to be elected.

The Board recommends a vote “FOR” each of the nominees named above.

DIRECTORS CONTINUING IN OFFICE AFTER ANNUAL MEETING

Name and Age	Director Since	Term Expires	Principal Occupation
Steven J. Corning, 60	2008	2014	President and Chief Executive Officer, Corning Companies
Ed Garding, 63	2012	2015	President and Chief Executive Officer, First Interstate BancSystem, Inc.
David L. Jahnke, 59	2011	2015	Retired Partner, KPMG
Ross E. Leckie, 55	2009	2015	Executive Vice President, Allianz SE
Charles E. Hart, M.D., M.S., 63	2008	2014	President and Chief Executive Officer, Regional Health, Inc.
James W. Haugh, 76	1997	2014	Financial Consultant and Founder, American Capital, LLC
Charles M. Heyneman, 52	2011	2014	Lead Enterprise Architect, First Interstate Bank
James R. Scott, 63	1971	2015	Executive Vice Chairman of the Board, First Interstate BancSystem, Inc.
Randall I. Scott, 59	1993	2015	Managing General Partner, Nbar5 Limited Partnership
Thomas W. Scott, 69	1971	2014	Chairman of the Board, First Interstate BancSystem, Inc.
Michael J. Sullivan, 73	2003	2014	Senior Attorney, Rothgerber Johnson & Lyons, LLP
Teresa A. Taylor, 49	2012	2015	Retired Chief Operating Officer, Qwest Communications

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

McGladrey LLP was appointed by the audit committee of the Board as our independent registered public accounting firm for the year ending December 31, 2013. The audit committee recommended that the Board ratify this appointment.

The Board ratified the appointment of McGladrey LLP as our independent registered public accounting firm for the year ending December 31, 2013 and is submitting the appointment to our shareholders for ratification at the annual meeting. Representatives of McGladrey LLP are not expected to be present at the annual meeting.

Proxies solicited hereby will be voted for the proposal unless a vote against the proposal or abstention is specifically indicated. A majority of the shares entitled to vote and present in person or represented by proxy are needed to ratify the appointment of the independent registered public accounting firm. This means that the appointment of McGladrey LLP as independent registered public accounting firm for the Company will be ratified if the votes cast by shareholders in favor of ratification exceed those votes cast in opposition of ratification.

The Board recommends a vote “FOR” ratifying the appointment of McGladrey LLP as our independent registered public accounting firm.

PROPOSAL THREE

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Recent amendments to Section 14A of the Securities Exchange Act of 1934, as amended, or the Exchange Act, pursuant to the enactment of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, require us to provide our shareholders an opportunity to cast an advisory vote to approve the compensation of the executive officers named in this proxy statement.

Our general compensation philosophy is that executive compensation should align with shareholders’ interests without encouraging excessive or unnecessary risk. Our executive compensation programs are designed to attract and retain qualified executive officers and establish an appropriate relationship between executive pay and the Company’s annual financial performance and long-term growth objectives. Long-term executive compensation, through the award of stock options, time restricted stock and performance restricted stock, encourages growth in executive stock ownership and helps drive performance that rewards both our executives and our shareholders.

We are asking for shareholder approval of the compensation of our named executive officers as disclosed in this proxy statement under the subheadings “Compensation Discussion and Analysis” and “Compensation of Executive Officers and Directors.” This vote is intended to address the overall compensation of our named executive officers and the policies and practices described in this proxy statement.

This vote is advisory and therefore not binding on us, the Compensation Committee or the Board. The Board and Compensation Committee value the opinions of shareholders and will take into account the outcome of the vote when considering future executive compensation arrangements.

A majority of the shares entitled to vote and present in person or represented by proxy are needed to approve, on an advisory basis, the compensation of our executive officers. This means that our executive compensation will be approved, on an advisory basis, if the votes cast by shareholders in favor of advisory approval exceed those votes cast in opposition of advisory approval.

The Board recommends a vote “FOR” advisory approval of our compensation of executive officers named in this proxy statement.

PROPOSAL FOUR

TO INCREASE THE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE UNDER THE

FIRST INTERSTATE BANCSYTEM, INC. 2006 EQUITY COMPENSATION PLAN

On March 21, 2013, the Board approved an amendment to our 2006 Equity Compensation Plan, or the Plan, to increase the number of shares authorized for issuance under the Plan by an additional 1,500,000 shares of common stock, subject to approval of shareholders. In increasing the number of shares authorized for issuance under the Plan, we intend to provide sufficient capacity for the continued administration of the Plan, based on current practices, over the next six years.

The following summary of the material terms of the Plan, as amended, is qualified in its entirety by reference to the complete text of the previously filed Plan, as amended.

Overview. The purpose of the Plan is to advance the interests of our shareholders by enhancing our ability to attract, retain and motivate employees and directors who are expected to make important contributions to us by providing them with both equity ownership opportunities and performance-based incentives intended to align their interests with those of our shareholders. The Plan is designed to provide us with flexibility to select from among various equity-based compensation vehicles and to be able to address changing accounting requirements, tax rules and corporate governance practices by optimally utilizing stock options and shares of our common stock.

Administration. The Board is authorized to interpret the Plan, amend the Plan, take action on behalf of or pursuant to the Plan, adopt policies and procedures for the implementation of the Plan, determine which, if any, benefits shall be made available and awarded under the Plan, establish the terms and conditions of benefits awarded under the Plan, make all determinations necessary for the administration of the Plan to the extent such determinations are not contrary to express provisions of the Plan. The Board may delegate all or any portion of the administration of the Plan to a committee of two or more “non-employee directors” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code. The Board may also delegate all or any portion of the administration of the Plan to our Chief Executive Officer, but only with respect to benefits to participants who are neither subject to Section 16 of the Exchange Act nor “covered employees’ within the meaning of Section 162(m) of the Code.

The Board may amend, suspend or terminate the Plan at any time, subject to any requirement of shareholder approval required by any applicable law, regulation or rule.

Terms and Conditions of Stock Option Awards. Stock options issued pursuant to the Plan shall be nonqualified stock options, or NSOs. The Board has complete discretion in determining the timing, number and terms of stock options granted under the Plan provided, however, that the maximum number of shares of common stock subject to options granted to an individual may not exceed 350,000 in a calendar year and that all options expire no later than ten years from the date of grant. The terms of each option grant shall be evidenced by a stock option agreement stating the stock option price, the duration of the stock option, the number of shares of common stock to which the stock option pertains, the vesting schedule of the stock option and such other terms and conditions as may be determined from time to time by the Board.

The purchase price for any shares purchased pursuant to exercise of a stock option granted under the Plan must be paid in full upon exercise of the stock option either in cash, or, in the discretion of the Board and upon such terms and conditions as it may approve, the exercise price may be paid by (a) transferring to us option shares at their fair market value on the date of delivery, (b) by a combination of these methods, or (c) in such other manner as the Board may determine. The foregoing alternatives are, however, subject to any applicable limitations on loans to officers and to applicable “insiders” and other trading rules and regulations of the Securities and Exchange Commission, or SEC.

No stock option shall be exercisable during the lifetime of an optionee by any other person. The Board has the power to set the time(s) within which each stock option shall be exercisable and to accelerate the time(s) of exercise.

In the event of a dissolution or change in control of the Company, every stock option outstanding under the Plan shall terminate. Each optionee shall have the right, within ten calendar days immediately prior to the effective date of dissolution or change in control, to exercise any unexercised stock options whether or not then exercisable or vested, subject to the provisions of the Plan. Notwithstanding the foregoing, all stock options shall not become immediately exercisable or vested where the surviving corporation in a change in control agrees to issue to each optionee a stock option to purchase the surviving corporation’s shares on terms and conditions both as to number of shares and otherwise which will substantially preserve each optionee’s rights and benefits of the stock options outstanding under the Plan. In that circumstance, all optionees shall be obligated to accept the new options in place of the stock options outstanding under the Plan.

Terms and Conditions of Restricted Stock Awards. Restricted shares awarded under the Plan consist of shares of common stock issued to Plan participants without payment. Restricted shares shall be awarded in such amounts and subject to such terms and conditions as the Board, in its sole discretion, establishes from time to time, including without limitation restrictions on the sale or other disposition of the common stock, restrictions requiring forfeiture of the common stock upon termination of employment or service prior to satisfying any prescribed vesting schedule or conditions requiring the participants earn the common stock in whole or in part upon achievement of performance goals established by the Board over a specified period of time. The value of a restricted stock benefit that may be granted to a participant under the Plan in any calendar year shall not exceed a fair market value of $1,000,000.

If the Company is dissolved or in the event of a change in control, then every restricted stock benefit outstanding hereunder which has not vested shall vest immediately on the effective date of the dissolution or change in control.

U.S. Federal Income Tax Consequences. The federal income tax consequences to us and to our eligible employees or directors of various awards under the Plan are complex and subject to change. The following discussion is only a summary of some of the general rules applicable to the Plan, based on federal income tax laws in effect on the date of this Proxy Statement. This summary is not intended to be exhaustive and does not address all matters that may be relevant to a particular participant based upon his or her specific circumstances. The summary expressly does not discuss the income tax laws of any state, municipality or non-U.S. taxing jurisdiction, or the gift, estate, excise (including the rules applicable to deferred compensation under Code § 409(A)), or other tax laws other than federal income tax law.

The following is not intended or written to be used, and cannot be used, for the purposes of avoiding taxpayer penalties. Because individual circumstances may vary, we strongly advise all participants to consult with their tax advisors concerning the tax implications and treatment of awards granted under the 2006 Plan.

Code Section 162(m) generally denies a tax deduction to any publicly held corporation for compensation that exceeds $1,000,000 paid to certain senior executives in a taxable year, subject to an exception for “performance based compensation” as defined in the Code and subject to certain transition provisions. The Plan and stock option grants to officers that may be subject to Section 162(m) are structured in a manner that is intended to satisfy the performance-based compensation exception. However, we reserve the authority to award non-deductible compensation as it deems appropriate. In addition, notwithstanding our efforts, ambiguities and uncertainties regarding the application and interpretation of Section 162(m) make it impossible to provide assurance that performance-based compensation will, in fact, satisfy the requirements for deductibility under Section 162(m). Thus, Section 162(m) could limit the deductibility of compensation related to the exercise of options granted under the 2006 Plan.

NSOs. An optionee does not recognize taxable income upon the grant of an NSO. Upon the exercise of such a stock option, the optionee recognizes ordinary income to the extent the fair market value of the shares received upon exercise of the NSO on the date of exercise exceeds the exercise price. We receive an income tax deduction in an amount equal to the ordinary income that the optionee recognizes upon the exercise of the stock option.

Restricted Shares. A participant who receives an award of restricted stock does not generally recognize taxable income at the time of the award. Instead, the participant recognizes ordinary income in the first taxable year in which his or her interest in the shares becomes either: (a) freely transferable; or (b) no longer subject to substantial risk of forfeiture. The amount of taxable income is equal to the fair market value of the shares less the cash, if any, paid for the shares.

A participant may elect to recognize income at the time he or she received restricted stock in an amount equal to the fair market value of the restricted stock (less any cash paid for the shares) on the date of the award.

We receive a compensation expense deduction in an amount equal to the ordinary income recognized by the participant in the taxable year in which restrictions lapse (or in the taxable year of the award if, at that time, the participant had filed a timely election to accelerate recognition of income).

In the case of an award of performance shares, the participant will generally recognize ordinary income in an amount equal to any cash received and the fair market value of any shares received on the date of payment or delivery. In that taxable year, we will receive a federal income tax deduction in an amount equal to the ordinary income which the participant has recognized.

Future Plan Benefits. The awards that will be granted to eligible persons under the Plan are subject to the discretion of the Board and, therefore, are not determinable at this time.

The Board recommends that you vote your shares “FOR” an increase in the number of shares authorized for issuance under our 2006 Equity Compensation Plan.

IMPORTANT NOTE REGARDING CERTAIN INFORMATION

CONTAINED IN THIS PROXY STATEMENT

Unless otherwise indicated, all information relating to shares of our common stock contained in this proxy statement under “Security Ownership of Certain Beneficial Owners and Management,” “Compensation Discussion and Analysis” and “Compensation of Executive Officers and Directors,” including stock options, restricted shares and per share information, gives effect to the recapitalization of our previously-existing common stock which occurred on March 5, 2010, and which, among other things, (1) redesignated our previously-existing common stock as Class B common stock, (2) effected a 4:1 forward stock split of Class B common stock, and (3) created a new class of common stock designated as Class A common stock.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of March 15, 2013 for (i) each of our directors and director nominees, (ii) each of the executive officers named in the summary compensation table, (iii) all directors and executive officers as a group, and (iv) beneficial owners of more than 5% of a class of our common stock.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

Percentage of class beneficially owned as of March 15, 2013 is based on 18,196,200 shares of Class A common stock and 25,377,049 shares of Class B common stock outstanding. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of each class of common stock subject to options held by that person that were exercisable on or within 60 days of March 15, 2013. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. In computing the number of shares of Class A common stock beneficially owned by a person and the percentage of Class A common stock ownership of that person, we assumed the conversion of any Class B common stock beneficially owned by such person into Class A common stock on a share-for-share basis.

Certain of our directors and greater than 5% shareholders, who own collectively and in the aggregate more than 50% of our outstanding common stock, are members of a “group,” as that term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, or Exchange Act. This group is comprised of the following individuals and certain entities controlled by these individuals: James R. Scott, Randall I. Scott, Thomas W. Scott, John M. Heyneman, Jr., Homer A. Scott, Jr. and Dan S. Scott.

Unless otherwise noted below, the address for each director, director nominee, named executive officer and beneficial owner of more than 5% of a class of our common stock listed in the table below is: c/o First Interstate BancSystem, Inc., 401 North 31st Street, Billings, Montana 59116.

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BENEFICIAL OWNERSHIP TABLE

	Class A Common Stock		Class B Common Stock
	Beneficially Owned		Beneficially Owned
Name of Beneficial Owner	Number	Percent	Number	Percent
Directors and nominees for director
James R. Scott(1)	5,069,152	21.8%	5,038,926	19.9%
Randall I. Scott(2)	4,435,481	19.6	4,424,234	17.4
Thomas W. Scott(3)	2,686,545	12.9	2,663,469	10.5
John M. Heyneman, Jr. (4)	1,734,023	8.7	1,723,156	6.8
Jonathan R. Scott(5)	971,619	5.1	966,282	3.8
Sandra A. Scott Suzor(6)	422,513	2.3	403,462	1.6
Ed Garding(7)	227,860	1.2	86,748	*
Terry W. Payne(8)	178,533	1.0	173,096	*
Charles M. Heyneman(9)	161,229	*	149,214	*
William B. Ebzery(10)	157,721	*	28,604	*
David H. Crum(11)	73,051	*	15,836	*
James W. Haugh(12)	53,599	*	48,208	*
Michael J. Sullivan(13)	44,105	*	35,408	*
Ross E. Leckie(14)	25,039	*	1,960	*
Steven J. Corning(15)	19,703	*	15,208	*
Charles E. Hart, M.D., M.S.(16)	19,435	*	4,464	*
David L. Jahnke	6,347	*	—	*
Teresa A. Taylor	1,889	*	—	*
Theodore H. Williams(17)	—	*	—	*
Named executive officers who are not directors
Terrill R. Moore(18)	190,856	1.0	100,971	*
Kevin J. Guenthner(19)	75,332	*	47,882	*
Michael G. Huston(20)	54,696	*	22,592	*
Robert M. Cerkovnik(21)	45,942	*	23,348	*
All executive officers and directors as a group (23 persons)(22)	16,654,966	48.6	15,972,772	61.9
5% or greater security holders
First Interstate Bank(23)	7,093,555	29.8	5,597,214	22.1
Homer A. Scott, Jr.(24)	2,724,750	13.1	2,670,480	10.5
Dan S. Scott(25)	1,697,792	8.5	1,697,792	6.7
FMR LLC(26)	1,335,343	7.8	—	*
82 Devonshire Street
Boston, MA 02109
Heartland Advisors, Inc.(27)	1,290,406	7.6	—	*
789 North Water Street
Milwaukee, WI 53202
Julie A. Scott(28)	983,436	5.1	966,090	3.8
Legg Mason Capital Management, Inc.(29)	876,911	5.2	—	*
100 International Drive
Baltimore, MD 21202

*	Less than 1% of the class of common stock outstanding.

(1)

Includes 2,211,036 Class B shares owned beneficially as managing partner of J.S. Investments Limited Partnership, 35,240 Class B shares owned beneficially as president of the James R. and Christine M. Scott Family Foundation, 75,852 Class B shares owned beneficially as conservator for a Scott family member, 4,324 Class B shares owned beneficially as trustee for a Scott family member, 352,066 Class B shares and 12,462 Class A shares owned beneficially as a board member of Foundation for Community Vitality, a non-profit organization, 17,764 Class A shares owned through our profit sharing plan and 7,300 Class B shares issuable under stock options.

(2)

Includes 3,795,676 Class B shares owned beneficially as managing general partner of Nbar5 Limited Partnership, 45,196 Class B shares owned beneficially as general partner of Nbar5 A Limited Partnership, 429,180 Class B shares owned beneficially as trustee for Scott family members, 9,648 Class A shares owned through our profit sharing plan and 7,300 Class B shares issuable under stock options.

(3)	Includes 23,076 Class A shares owned through our profit sharing plan, 222,528 Class B shares owned beneficially as owner of IXL Ranch, LLC and 4,608 Class B shares issuable under stock options.
(4)

Includes 1,155,792 Class B shares owned beneficially as managing general partner of Towanda Investments, Limited Partnership, 429,180 Class B shares owned beneficially as trustee for Scott family members and 10,867 Class A shares issuable under stock options.

(5)

Includes 140,030 Class B shares owned beneficially as trustee for Scott family members, 10,316 Class B shares issuable under stock options and 2,663 Class A shares issuable under stock options. Mr. Scott is a director nominee.

(6)

Includes 127,978 Class B shares owned beneficially for Scott family members and for which Ms. Suzor has sole voting and no investment authority, 15,518 Class B shares owned beneficially for a Scott family member and for which Ms. Suzor has shared voting and no investment authority, 1,410 Class A shares owned beneficially for a Scott family member and for which Ms. Suzor has shared voting and no investment authority, 6,384 Class B shares issuable under stock options and 4,388 Class A shares issuable under stock options. Ms. Suzor’s term as a director ends May 22, 2013. Ms. Suzor is not a nominee for re-election.

(7)	Includes 19,056 Class A shares owned through our profit sharing plan, 11,117 Class A share issuable under stock options and 84,336 Class B shares issuable under stock options.
(8)

Includes 1,972 Class A share issuable under stock options and 27,676 Class B shares issuable under stock options. Mr. Payne’s term as a director ends May 22, 2013. Mr. Payne is not a nominee for re-election.

(9)

Includes 3,492 Class A shares owned through our profit sharing plan and 11,976 Class B shares owned beneficially for Scott family members and for which Mr. Heyneman has sole voting and no investment authority.

(10)	Includes 18,250 Class A shares owned through a family limited partnership, 28,604 Class B shares issuable under stock options and 10,867 Class A shares issuable under stock options.
(11)	Includes 55,243 Class A shares held in trust for Crum family members, 15,836 Class B shares issuable under stock options and 1,972 Class A shares issuable under stock options.
(12)	Includes 13,144 Class B shares issuable under stock options and 1,972 Class A shares issuable under stock options.
(13)	Includes 15,836 Class B shares issuable under stock options and 7,773 Class A shares issuable under stock options.
(14)	Includes 1,960 Class B shares issuable under stock options and 1,972 Class A shares issuable under stock options.
(15)	Includes 4,464 Class B shares issuable under stock options and 1,972 Class A shares issuable under stock options.
(16)	Includes 4,464 Class B shares issuable under stock options and 1,972 Class A shares issuable under stock options.
(17)	Mr. Williams is a director nominee.
(18)	Includes 14,572 Class A shares owned through our profit sharing plan, 9,431 Class A shares issuable under stock options and 100,436 Class B shares issuable under stock options.

(19)	Includes 8,760 Class A shares owned through our profit sharing plan, 4,383 Class A shares issuable under stock option plans and 45,528 Class B shares issuable under stock options.
(20)	Includes 4,972 Class A shares owned through our profit sharing plan, 4,035 Class A shares issuable under stock options and 20,816 Class B shares issuable under stock options.
(21)	Includes 5,248 Class A shares owned through our profit sharing plan, 3,183 Class A shares issuable under stock options and 21,560 Class B shares issuable under stock options.
(22)	Includes 106,588 Class A shares owned through our profit sharing plan, 80,539 Class A shares issuable under stock options and 420,568 Class B shares issuable under stock options.
(23)

Includes 1,471,843 Class A shares that may be deemed to be beneficially owned as trustee of our profit sharing plan, 24,498 Class A shares that may be deemed to be beneficially owned as trustee for Scott family members and 5,597,214 Class B shares that may be deemed to be beneficially owned as trustee for Scott family members. Shares owned beneficially by First Interstate Bank, as trustee, may also be beneficially owned by participants in our profit sharing plan and certain Scott family members.

(24)	Includes 26,193 Class A shares owned through our profit sharing plan.
(25)	Includes 1,209,000 Class B shares owned beneficially as managing general partner for various Scott family partnerships.
(26)

Based solely on Amendment No. 1 to Schedule 13G filed with the SEC on February 14, 2013, and prepared as of December 31, 2012. Ownership percentages reported in the 13G filing were calculated using outstanding Class A common shares as of September 30, 2012. The shares are owned by Fidelity Management & Research Company, or Fidelity, a wholly-owned subsidiary of FMR LLC, or FMR, and Edward C. Johnson 3rd, by virtue of his control of Fidelity. FMR, an investment advisor, reported that it may be deemed to beneficially own the shares shown that are held by its clients who have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares. Beneficial ownership includes 912,188 Class A shares owned by Fidelity Financials Central Fund, an investment fund controlled by FMR.

(27)

Based solely on Amendment No. 2 to Schedule 13G filed with the SEC on February 7, 2013, and prepared as of December 31, 2012. Ownership percentages reported in the 13G filing were calculated using outstanding Class A common shares as of September 30, 2012. The shares are owned by Heartland Advisors, Inc., or Heartland, and William J. Nasgovitz, by virtue of his control of Heartland. Heartland reported that it may be deemed to beneficially own the shares shown that are held by its clients who have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares.

(28)

Includes 74,834 Class B shares owned beneficially as co-trustee for Scott family members, 25,920 Class B shares issuable under stock options and 1,972 Class A shares issuable under stock options. Ms. Scott’s term as a director ended May 23, 2012.

(29)

Based solely on Amendment No. 01 to Schedule 13G filed with the SEC on February 15, 2013, and prepared as of December 31, 2012. Ownership percentages reported in the 13G filing were calculated using outstanding Class A common shares as of September 30, 2012. Legg Mason Capital Management, Inc., or LMCM, an investment advisor, reported that it may be deemed to beneficially own the shares shown that are held by its clients who have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares. Beneficial ownership includes 870,000 Class A shares owned by Legg Mason Capital Management Special Investment Trust, an investment company managed by LMCM.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information, as of December 31, 2012, regarding our equity compensation plans.

	Number of Securities	Weighted Average	Number of Securities
	to be Issued Upon	Exercise Price of	Remaining Available
	Exercise of	Outstanding	For Future Issuance
	Outstanding Options,	Options,	Under Equity
Plan Category	Warrants and Rights	Warrants and Rights	Compensation Plans(1)
Equity compensation plans approved by shareholders(2)	3,373,655	$16.60	659,863
Equity compensation plans not approved by shareholders	NA	NA	NA

(1)	Excludes number of securities to be issued upon exercise of outstanding options, warrants and rights.
(2)

Represents stock options issued pursuant to the 2001 Stock Option Plan and 2006 Equity Compensation Plan. See Note 18, (Stock-based Compensation) of our audited financial statements for the fiscal year ended December 31, 2012 included in our annual report on Form 10-K.

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DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information concerning each of our current directors, director nominees and executive officers.

Name	Age	Position
Thomas W. Scott	69	Chairman of the Board
James R. Scott	63	Executive Vice Chairman of the Board
Ed Garding	63	President, Chief Executive Officer and Director
Terrill R. Moore	60	Executive Vice President and Chief Financial Officer
Robert M. Cerkovnik	54	Senior Vice President and Chief Credit Officer
Kevin J. Guenthner	49	Senior Vice President and Chief Information Officer
Michael G. Huston	45	Executive Vice President and Chief Banking Officer
Steven J. Corning	60	Director
David H. Crum	68	Director
William B. Ebzery	63	Director
Charles E. Hart, M.D., M.S.	63	Director
James W. Haugh	76	Director
Charles M. Heyneman	52	Director
John M. Heyneman, Jr.	46	Director
David L. Jahnke	59	Director
Ross E. Leckie	55	Director
Terry W. Payne(1)	71	Director
Jonathan R. Scott	39	Director Nominee
Randall I. Scott	59	Director
Michael J. Sullivan	73	Director
Sandra A. Scott Suzor (1)	54	Director
Teresa A. Taylor	49	Director
Theodore H. Williams(1)	58	Director Nominee

(1)	Term expires May 22, 2013. Not a nominee for re-election.

Thomas W. Scott has been our chairman since January 2004 and a director since 1971. He began his employment with the Company in 1969. Mr. Scott served as our chief executive officer from 1978 through 2003. In addition, Mr. Scott has been a director of First Interstate Bank since January 2002, serving as chairman of the Board from 2004 to 2011, and was chairman of the Board of First Western Bank and The First Western Bank Sturgis from January 2008 until they were merged into First Interstate Bank in September 2009. Mr. Scott has also served as a director of First Interstate BancSystem Foundation since 1990 and was a member of the Federal Reserve Bank Board of Minneapolis from 2007 to 2009. Mr. Scott also serves as a board member of Leadership Montana. Mr. Scott received his Bachelor of Arts degree in Economics from the University of Wyoming. Mr. Scott is the brother of James R. Scott, the father of Jonathan R. Scott and the uncle of Charles M. Heyneman, John M. Heyneman, Jr., Randall I. Scott and Sandra A. Scott Suzor.

The qualifications of Mr. Scott identified by the Board include the following: Mr. Scott has significant executive management and business experience as a result of his years of service in top executive management positions with the Company and other family-related businesses, as well as his service on other corporate boards. Mr. Scott has extensive knowledge of the economies of our region and communities the Company serves and over the years has exercised community leadership positions. He also has extensive knowledge of the Company’s unique challenges, regulatory environment and history.

James R. Scott has been a director of ours since 1971, the executive vice chairman of the Board since March 2012 and the vice chairman of the Board from 1990 to 2012. Mr. Scott has served as a director of First Interstate Bank since 2007, serving as chairman since 2011. In addition, Mr. Scott served as a director of First Western Bank and The First Western Bank Sturgis from January 2008 to September 2009. Mr. Scott is chairman of the Padlock Ranch Corporation, managing partner of J.S. Investments and vice president of the Foundation for Community Vitality. Mr. Scott also served as chairman of the Homer A. and Mildred S. Scott Foundation from 1990 to 2006 and chairman of Scott Family Services, Inc. from 2003 to 2012. Mr. Scott is the brother of Thomas W. Scott, and the uncle of Charles M. Heyneman, John M. Heyneman, Jr., Jonathan R. Scott, Randall I. Scott and Sandra A. Scott Suzor.

The qualifications of Mr. Scott identified by the Board include the following: Mr. Scott has significant executive management, business and corporate governance experience as a result of his years of service to the Company and other family-related businesses. Mr. Scott has extensive knowledge of key issues, dynamics and trends affecting the Company, its business and the banking industry in general. He also has extensive knowledge of the Company’s unique challenges, regulatory environment and history. Mr. Scott is chairman of the executive committee.

Ed Garding has been our chief executive officer since April 2012, our chief operating officer from August 2010 and served as an executive vice president of ours since January 2004. Mr. Garding has served as a director of ours since 2012. Mr. Garding served as our chief credit officer from 1999 to August 2010, senior vice president from 1996 through 2003, president of First Interstate Bank from 1998 to 2001 and president of the Sheridan branch of First Interstate Bank from 1988 to 1996. In addition, Mr. Garding has served as a director of First Interstate Bank since 1998 and a director of First Western Bank and The First Western Bank of Sturgis from January 2008 to September 2009. Prior to joining our management team in 1996, Mr. Garding served in various positions within our company since 1971. He received his Bachelor of Science degree in Business from Montana State University-Billings. Mr. Garding serves on the board of the Billings YMCA and is a member of the Montana State University-Billings School of Business. Mr. Garding served as chairman of the Montana Bankers Association, served as chairman of the Wyoming Bankers Association and is past chairman and board member of the Pacific Coast Banking School.

The qualifications of Mr. Garding identified by the Board include the following: Mr. Garding has extensive knowledge of key issues, dynamics and trends affecting the Company, its business and the banking industry in general. Mr. Garding also provides strategic insight and direction to the Company.

Terrill R. Moore has been an executive vice president of ours since January 2004 and our chief financial officer since 1989. In addition, Mr. Moore has served as a director of First Interstate Bank since 2001 and a director of First Western Bank and The First Western Bank Sturgis from January 2008 to September 2009. Prior to his current appointments, Mr. Moore was our senior vice president from 1989 through 2003. Prior to joining our management team, Mr. Moore served as controller within our company since 1979. Mr. Moore received his Bachelor of Arts degree in Business from Montana State University. He is a certified public accountant. Mr. Moore is a director of St. Vincent Healthcare and Yellowstone Boys & Girls Ranch. Mr. Moore is a past chairman of the Montana Board of Investments.

Robert M. Cerkovnik has been a senior vice president of ours since February 2008 and our chief credit officer since September 2010. Prior to that time, Mr. Cerkovnik served as senior credit officer and credit department manager since February 2003 and served in various credit-related positions since September 1996. Prior to working for us, Mr. Cerkovnik served in credit and lending positions with Wells Fargo and First Interstate Bank of California since 1984. Mr. Cerkovnik received his Bachelor of Science degree in Business from the University of Montana. Mr. Cerkovnik is a graduate of Pacific Coast Banking School. He also serves as a board member of the Billings Catholic Foundation Board.

Kevin J. Guenthner has been a senior vice president and chief information officer of ours since March of 2003. In addition, Mr. Guenthner has served on the board of First Interstate Bank since March 2012. Prior to his current position, Mr. Guenthner served as our vice president and general auditor from September 1996 to March 2003, and in various internal audit positions from January 1991 to September 1996. Prior to employment with us, Mr. Guenthner was employed as a bank examiner for the State of Montana from January 1989 to January 1991. Mr. Guenthner has a Bachelor of Science degree in Business with an Accounting major from Montana State University and is an honors graduate of the Pacific Coast Banking School.

Michael G. Huston has been our executive vice president and chief banking officer since March 2012. Prior to his current position, Mr. Huston served as a regional president of First Interstate Bank from 2010 to 2012, market president from 2008 to 2010, and in various lending positions within our Company since 1990. Mr. Huston served as president of the United Way of Natrona County board, president of the Casper Board of Public Utilities and vice chairman of the Amoco Reuse Joint Powers board. Mr. Huston received his Bachelor of Science degree in Finance from Arizona State University and is a graduate of the Pacific Coast Banking School.

Steven J. Corning has been a director of ours since 2008. Mr. Corning has served as president and chief executive officer of Corning Companies, a real estate development firm, and has also been the president and broker/owner of Corning Companies Commercial Real Estate Services since 1979. Mr. Corning received his Bachelor of Arts degree in American Government Cum Laude from Harvard University.

The qualifications of Mr. Corning identified by the Board include the following: Mr. Corning has significant executive management, business ownership and entrepreneurial experience as a result of his years of service in the real estate development industry, which gives him a unique perspective as to real estate and property trends. Mr. Corning has extensive knowledge in key issues, dynamics and trends that affect the Company, including real estate, real estate development, asset management, investment consulting, and the health care industry. Mr. Corning qualifies as an independent director and serves as chairman of the credit committee.

David H. Crum has been a director of ours since 2001. Mr. Crum founded Crum Electric Supply Co., Inc., a distributor of electrical equipment, in 1976 and has been president and chief executive officer of that company since its inception. Mr. Crum has also served on the board of directors of various companies including IDEA, Inc., a data exchange technology company, supplyFORCE, Inc., a logistics technology company, and WESTECH, Inc., a manufacturer of mining equipment. He has also served on the board of directors of First Interstate Bank of Wyoming, N.A. Mr. Crum was a director of the National Association of Electrical Distributors and was chairman of its board. He also was appointed by Wyoming’s governor to the board of the Wyoming Business Council on which he served as chairman. Mr. Crum received his Bachelor of Science degree in Electrical Engineering from the University of Wyoming.

The qualifications of Mr. Crum identified by the Board include the following: Mr. Crum has significant experience in executive management and business ownership as a result of his years of service in the electric supply business particularly from the standpoint of a regional small business owner. Mr. Crum also has extensive knowledge in information technology. By virtue of the regional nature of his business operation, he also understands the economies of our region and the communities the Company serves. Mr. Crum qualifies as an independent director and is chairman of the technology committee.

William B. Ebzery has been a director of ours since 2001. Mr. Ebzery is a certified public accountant (retired) and registered investment advisor. Mr. Ebzery has been the owner of Cypress Capital Management, LLC since 2004. Prior to Cypress Capital Management, LLC, Mr. Ebzery was a partner in the certified public accounting firm of Pradere, Ebzery, Mohatt & Rinaldo since 1975. Mr. Ebzery received his Bachelor of Science degree in Accounting from the University of Wyoming.

The qualifications of Mr. Ebzery identified by the Board include the following: Mr. Ebzery has significant experience in business ownership, accounting, auditing and financial services as a result of his years of service in the private sector. Mr. Ebzery has significant knowledge in key issues, dynamics and trends that affect the Company. Mr. Ebzery qualifies as a financial expert and is an independent director.

Charles E. Hart, M.D., M.S. has been a director of ours since 2008. Dr. Hart has been the president and chief executive officer of Regional Health, Inc., a not-for-profit healthcare system serving western South Dakota and eastern Wyoming since 2003. Dr. Hart is a board member of Premier Inc., a healthcare purchasing organization, composed of 2,400 hospitals and 70,000 healthcare sites and chairman of the board of Safety Net Hospitals for Pharmaceutical Access, an advocacy group for over 600 hospitals and healthcare organizations serving the underprivileged. In addition, Dr. Hart serves on the South Dakota Chamber of Commerce board, Black Hills Vision board, Rapid City Economic Development Board, the American Hospital Association Regional Policy Committee and the Black Hills Community Health Center’s Finance Committee. Dr. Hart is also a faculty member of the University of South Dakota Sanford School of Medicine. Dr. Hart received his Bachelor of Science degree in Preprofessional Studies from the University of Notre Dame and his Doctor of Medicine degree from the University of Minnesota and his Masters of Science in Administrative & Preventative Medicine from the University of Wisconsin.

The qualifications of Dr. Hart identified by the Board include the following: In addition to his understanding of community needs in the practice of medicine, Dr. Hart has significant experience in executive management and business as a result of years of administrative service in the health care industry as well as service on other community boards. Dr. Hart has extensive knowledge in key issues, dynamics and trends that affect the Company and understands the economies of our region and communities the Company serves. Dr. Hart brings geographic diversity to the Board. Dr. Hart is chairman of the compensation committee.

James W. Haugh has been a director of ours since 1997. Mr. Haugh formed American Capital, LLC, a financial consulting firm, in 1994 and has operated this firm since its inception. Prior to forming American Capital LLC, Mr. Haugh was a partner in KPMG LLP, a certified public accounting firm where he served as national practice director, bank tax services. Mr. Haugh was employed by KPMG, LLP for 26 years, including 21 years as a partner. Since January 2010, he has been an advisor to a national CPA firm, is currently a director of Ironbridge Funds, a public $1.8 billion mutual fund, and is also a director of several privately held companies. Mr. Haugh served as a director of Harris Bank Hinsdale from 1994 to 1997 and as a director of First Bank of the Americas in 2004. He has also served as an instructor in banking, tax, and accounting matters for the Office of the Comptroller of the Currency, The Federal Reserve Bank of Chicago, the Federal Deposit Insurance Corporation, the United States Agency for International Development and the American Bankers Association. Mr. Haugh is a governing member of the Chicago Symphony Orchestra, past chairman and life trustee of the Great Books Foundation and past chair of Dominican University. Mr. Haugh received his Bachelor of Arts degree in Economics Cum Laude from Princeton University and his Juris Doctor degree from the University of Michigan. He has done postgraduate work at the University of Chicago in Law and Economics.

The qualifications of Mr. Haugh identified by the Board include the following: Mr. Haugh has significant experience in the accounting, legal and financial consulting industries as a result of his years of service in those industries. Mr. Haugh possesses extensive knowledge of the fiduciary obligations and other legal requirements and duties of public companies as well as a particular knowledge of the banking industry gained by prior consulting and broad experience. He also brings geographic diversity to the Board. Mr. Haugh is an independent director.

Charles M. Heyneman has been a director of ours since May 2011. Mr. Heyneman has served as lead enterprise architect for First Interstate Bank since 2006. Prior to this appointment, Mr. Heyneman was an IT project manager and application developer for i_Tech Corporation, a former nonbank subsidiary of ours, from 2000 to 2004, and held loan review officer and credit analyst positions with First Interstate Bank from 1993 to 2003. Mr. Heyneman served as a director of ours from 2004 to 2010. Mr. Heyneman received his Bachelor of Arts degrees in History and Government from Oberlin College and his Masters of Science degree in Agricultural Economics from the University of Wisconsin. Mr. Heyneman is a director of First Interstate BancSystem Foundation. Mr. Heyneman is the nephew of James R. Scott and Thomas W. Scott, the brother of John M. Heyneman, Jr. and the cousin of Jonathan R. Scott, Randall I. Scott and Sandra A. Scott Suzor.

The qualifications of Mr. Heyneman identified by the Board include the following: Mr. Heyneman has significant banking, information technology and banking operations experience as a result of his years of service to the Company and other family-related businesses. Mr. Heyneman also possesses knowledge of the Company’s unique challenges, regulatory environment and history.

John M. Heyneman, Jr. has been a director of ours since May 2010. Mr. Heyneman is based in Sheridan, Wyoming as a contractor for the North Main Association, a private non-profit organization focused on economic development and business recruitment in Sheridan Wyoming. He has served in this capacity since February of 2013. From November of 2009 to November of 2012, Mr. Heyneman served as the Wyoming project manager for Sonoran Institute, a non-profit organization based in Tucson, Arizona. From 2005 to November 2009, Mr. Heyneman served as the general manager of North Rim Ranch, LLC, a large cattle ranch in northern Arizona and southern Utah. Prior to this position, from 1998 to 2005, Mr. Heyneman served as an assistant manager at Padlock Ranch, in Dayton, Wyoming. Mr. Heyneman served as a director of ours from 1998 to 2004, and also as a director of the First Interstate BancSystem Foundation from 1998 to 2002. Mr. Heyneman received his Bachelor of Arts degree in American Studies from Carleton College. Mr. Heyneman is the nephew of James R. Scott and Thomas W. Scott, the brother of Charles M. Heyneman and the cousin of Jonathan R. Scott, Randall I. Scott and Sandra A Scott Suzor.

The qualifications of Mr. Heyneman identified by the Board include the following: Mr. Heyneman brings to the Board executive management and business experience from the agriculture industry. Mr. Heyneman understands the economies of the region and communities the Company serves. Mr. Heyneman also possesses knowledge of the Company’s unique challenges, regulatory environment and history as a result of his years of service to the Company.

David L. Jahnke has been a director of ours since September 2011. Mr. Jahnke is a certified public accountant. In 2010, Mr. Jahnke completed a 35-year career as a partner of KPMG with a focus on global clients, especially in the financial services industry. He currently serves as a director and chairman of the audit committee to Swiss Re America Holding Corporation and its primary related US operating companies. Mr. Jahnke also serves as a director, member of the audit committee and member of the nominating and corporate governance committee to Schnitzer Steel Industries, Inc., an SEC-listed company.

The qualifications of Mr. Jahnke identified by the Board include the following: Mr. Jahnke has significant experience in the accounting, auditing and financial service industries, both nationally and internationally. Mr. Jahnke has extensive knowledge in the key issues, dynamics and trends affecting the Company, its business and the banking industry in general. He has extensive knowledge regarding fiduciary obligations, insurance and other legal requirements and duties of a public company. Mr. Jahnke qualifies as a financial expert and an independent director.

Ross E. Leckie has been a director of ours since May 2009. Mr. Leckie is a certified public accountant. In October 2008, Mr. Leckie completed a 27-year career as a partner with KPMG. During that time, his focus was on public companies and clients within the financial services sector. Since 2000, Mr. Leckie was based in Frankfurt, Germany, ultimately serving as the lead partner for a major global investment/universal bank and as a senior technical and quality review partner for a major global investment/universal bank based in Zurich, Switzerland. Through 2011, Mr. Leckie continued to provide advisory services on a selective basis for global and domestic financial services companies. In September 2011, Mr. Leckie joined Allianz SE, a multi-billion dollar financial services group based in Munich, Germany, taking on consultive and quality assurance roles in the office of the chief financial officer. Additionally, in February 2012 Mr. Leckie joined the board of directors of Allianz Bank Bulgaria, a universal commercial bank based in Sofia.

The qualifications of Mr. Leckie identified by the Board include the following: Mr. Leckie has significant experience in the accounting, auditing and financial services industries, both nationally and internationally. Mr. Leckie has extensive knowledge in the key issues, dynamics and trends affecting the Company, its business and the banking industry in general. He has extensive knowledge regarding fiduciary obligations and other legal requirements and duties of a public company. Mr. Leckie qualifies as a financial expert, is an independent director and is chairman of the audit committee.

Terry W. Payne has been a director of ours since 2000. Mr. Payne has served as president and chief executive officer of Terry Payne & Co., Inc., an insurance agency, since its inception in 1972. Since 1993, Mr. Payne has also been part-owner and chairman of the board of directors of PayneWest Insurance, Inc., which ranks in the top 50 insurance agencies nationally. Mr. Payne has also been a member of several other corporate boards, both public and private. Mr. Payne was regional vice president and director of the National Association of Surety Bond Producers. Mr. Payne also served as trustee for the University of Montana Foundation. Mr. Payne received his Bachelor of Science degree in Business-Finance, Magna Cum Laude, from the University of Montana.

The qualifications of Mr. Payne identified by the Board include the following: Mr. Payne has extensive executive management and business experience as a result of his years of service in executive management positions within the insurance industry, his business operations throughout the northwest region as well as his service on other corporate boards. Mr. Payne has extensive knowledge in the key issues, dynamics and trends affecting the Company, its business and the banking industry in general, as well as strategy and compensation issues. He possesses knowledge on the fiduciary obligations and other legal requirements and duties of a public company. Mr. Payne is an independent director. Mr. Payne’s term as a director ends on May 22, 2013. Mr. Payne is not a nominee for re-election.

Jonathan R. Scott is a director nominee. Mr. Scott was previously a director of ours from 2006 to 2011. Mr. Scott currently serves as President of our Jackson branch and has served in that position since 2011. Prior to that appointment, Mr. Scott served in various management and other positions within our company, including serving as community development officer of First Interstate Bank from 2008 to 2011, President of FIB CT, LLC, dba Crytech, a related non-banking subsidiary of ours, from 2004 to 2008, and an employee of our Financial Services and Marketing Divisions from 1998 to 2004. Mr. Scott received his Bachelor of Science degree in Economics from the University of Montana. Mr. Scott is the son of Thomas W. Scott, the nephew of James R. Scott, and the cousin of Charles M. Heyneman, John M. Heyneman, Jr., Randall I. Scott and Sandra A. Scott Suzor. Mr. Scott was recommended for Board membership by the Scott family council.

The qualifications of Mr. Scott identified by the Board include the following: Mr. Scott has a history of achievement in management positions as a result of his years of service to the Company. Mr. Scott has extensive knowledge of the Company’s unique challenges, regulatory environment and history.

Randall I. Scott has been a director of ours since 2012. Mr. Scott was previously a director of ours from 1993 to 2002 and from 2003 to 2011. Mr. Scott is a certified financial planner and has been the managing general partner of Nbar5 Limited Partnership since 1994. In addition, Mr. Scott has served as a director of First Interstate BancSystem Foundation since 1999, serving as chairman since 2006. Mr. Scott is also chair of Scott Family Services and served as vice chair from 2003 to 2011. Previously, Mr. Scott worked in various capacities for our company over a period of twenty years including as a branch manager of our Colstrip branch from 1983 to 1985, as a trust officer of First Interstate Bank from 1991 through 1996 and as a consultant from 1996 through 1998. Mr. Scott received his Bachelor of Science degree in Business from Rocky Mountain College. Mr. Scott is the nephew of Thomas W. Scott and James R. Scott, and the cousin of Charles M. Heyneman, John M. Heyneman, Jr., Jonathan R. Scott and Sandra A. Scott Suzor.

The qualifications of Mr. Scott identified by the Board include the following: Mr. Scott has significant executive management and business experience in the financial planning, banking and non-profit industries. He also has extensive knowledge of the Company’s unique challenges, regulatory environment and history as a result of his years of service to the Company.

Michael J. Sullivan has been a director of ours since 2003. Mr. Sullivan is a senior attorney for the Denver, Colorado law firm of Rothgerber Johnson & Lyons, LLP, practicing in Casper, Wyoming, having been a partner from 2003 to 2009 and special counsel from 2001 to 2003. Prior to 2001, Mr. Sullivan practiced law with a Wyoming firm from 1964, taking leave to serve as U.S. ambassador to Ireland from 1998 to 2001 and as governor of the State of Wyoming from 1986 through 1994. Mr. Sullivan was a director of Allied Irish Bank, PLC in Dublin, Ireland from 2001 to 2009. Mr. Sullivan has been a director of Cimarex Energy Co. and Sletten Construction, Inc. since 2002 and Kerry Group PLC from 2004 to 2011. Mr. Sullivan received his Bachelor of Science degree in Petroleum Engineering and his Juris Doctor degree from the University of Wyoming.

The qualifications of Mr. Sullivan identified by the Board include the following: Mr. Sullivan has significant executive management, government, and legal experience including mediating a number of complex legal matters, as a result of his careers in both the private and public sectors including service as Wyoming’s governor and U.S. ambassador to Ireland. He has extensive knowledge regarding fiduciary obligations and other legal requirements and duties of a public company and its boards. Mr. Sullivan also has valuable relationships with key government representatives and local, national and international industry and government leaders and an understanding of the region the Company serves. Mr. Sullivan is an independent director, chairman of the governance & nominating committee and serves as lead director.

Sandra A. Scott Suzor has been a director of ours since 2007 and previously served as a director of ours from 2000 to 2006. Ms. Suzor has been a partial owner and the director of sales and marketing for Powder Horn Ranch and Golf Club since 1994. In addition, Ms. Suzor is owner of Powder Horn Realty, Inc., a full service real estate brokerage, is owner of Bison Meadows, LLC, a real estate development company, and is an owner in ReRuns Consignment, LLC, a consignment furniture store in Colorado. Ms. Suzor is a partner of Powder Horn Ranch I, LLC, a 900 acre golf course community, Powder Horn II, LLC, a real estate company, and Powder River Partners LLC and Powder River Perkins, LLC, restaurant leasing companies. She is also a partner in Bucking Horse, LLC, and owner of Balance DS, LLC, both investment holding companies in Wyoming. Ms. Suzor has served as vice chairperson of the Homer and Mildred Scott Foundation since 2011, and previously served as a trustee of the Homer and Mildred Scott Foundation from 2000 to 2010, acting as chairperson from 2006 to 2010. Ms. Suzor has served as a director of First Interstate BancSystem Foundation from 2000 to 2006. Ms. Suzor received her Bachelor of Science degree in Business Marketing from the University of Wyoming. Ms. Suzor is the niece of James R. Scott and Thomas W. Scott, and the cousin of Charles M. Heyneman, John M. Heyneman, Jr., Jonathan R. Scott and Randall I. Scott.

The qualifications of Ms. Suzor identified by the Board include the following: Ms. Suzor has extensive knowledge of real estate sales, real estate marketing and real estate development as a result of her years of service in the real estate industry. Ms. Suzor has extensive knowledge on the economies of the region and communities the Company serves. Ms. Suzor has knowledge of the Company’s unique challenges, regulatory environment and history as a result of her years of service to the Company. Ms. Suzor’s term as a director ends on May 22, 2013. Ms. Suzor is not a nominee for re-election.

Teresa A. Taylor has been a director of ours since January 2012. Ms. Taylor has more than 24 years of experience in technology, media and the telecom sector. Ms. Taylor is the owner of Blue Valley Advisors, LLC and has served as Blue Valley Advisor’s chief executive officer since May 2012. Ms. Taylor also serves as a director of NiSource. From 1988 to 2011, Ms. Taylor worked for Qwest Communications in Denver, Colorado, where she most recently served as chief operating officer, leading daily operations and a senior management team responsible for 30,000 employees in field support, technical development, sales, marketing, customer support and IT systems. Previous positions at Qwest include executive vice president – Business Marketing Group, executive vice president and chief administrative officer – executive vice president Wholesale Markets and executive vice president – Product and Pricing. Ms. Taylor received a Bachelor of Science degree from the University of Wisconsin-LaCrosse.

The qualifications of Ms. Taylor identified by the Board include the following: Mr. Taylor has extensive knowledge in strategic planning and execution, technology development, human resources, union labor relations and corporate communications. She also has extensive knowledge on the fiduciary obligations, governance and compensation practices and other requirements and duties of a public company. Ms. Taylor qualifies as an independent director.

Theodore H. Williams is a director nominee. Mr. Williams has been a developer and manager of the Thompson Creek Unit, an enhanced oil recovery project in northeastern Wyoming, since 1998. Additionally, Mr. Williams has acquired and managed multiple oil and gas properties located throughout the Rocky Mountain region of the United States since 1988. Prior to that time, Mr. Williams was self-employed as an oil and gas lease broker from 1979 to 1987 and served as a field and service representative for Haliburton Company from 1976 to 1978. Mr. Williams serves as a director of a regional independent oil and gas company with interests in more than 2,500 wells located primarily in Utah and Wyoming. Mr. Williams received his Bachelor of Arts degree in English from the University of Montana in 1976.

The qualifications of Mr. Williams identified by the Board include the following: Mr. Williams has significant knowledge in the oil and gas industries as a result of his years of service in those industries, which gives him a unique perspective as to trends in the energy field. Mr. Williams has significant understanding of the geopolitical, environmental, economic and technical changes that are accelerating a transformation of the global energy system. Mr. Williams qualifies as an independent director.

Board and Committee Matters

Members of the Scott family control in excess of 80% of the voting power of our outstanding common stock. The Scott family members have entered into a shareholder agreement giving family members a right of first refusal to purchase shares of Class B common stock that is intended to be sold or transferred, subject to certain exceptions, by other family members. This agreement may have the effect of continuing ownership of the Class B common stock and control of our Company within the Scott family.

Due to the ownership and control of our Company by members of the Scott family, we are a “controlled company” as that term is used under the NASDAQ Marketplace Rules. As a “controlled company,” we may rely on exemptions from certain NASDAQ corporate governance requirements, including those regarding independent director requirements for the Board and committees of the Board.

Regardless of whether a company is a “controlled company,” however, the NASDAQ Marketplace Rules require that a company have an audit committee of at least three members, each of whom must:

•	be independent as defined under the NASDAQ Marketplace Rules;

•	meet the criteria for independence set forth in the applicable SEC rules (subject to applicable exemptions);

•	not have participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years; and

•	be able to read and understand financial statements, including a balance sheet, income statement and cash flow statement.

During 2012, the Board met seven times with each serving director attending at least 75% of the meetings. The Board is accountable to our shareholders to build long-term financial performance and value and to assure that we operate consistently with shareholder values and strategic vision. The Board’s responsibilities include:

•	identifying organizational values and vision on behalf of our shareholders;

•	hiring and evaluating our chief executive officer;

•	ensuring management succession;

•	providing guidance, counsel and direction to management in formulating and evaluating operating strategies and plans;

•	monitoring our performance against established criteria;

•	ensuring prudence and adherence to ethical practices;

•	ensuring compliance with federal and state law;

•	ensuring that full and fair disclosure is provided to shareholders, regulators and other constituents;

•	overseeing risk management;

•	exercising all powers reserved to us by organizational documents of limited liability companies and partnerships in which we are a member or shareholder; and

•	establishing policies for board operations.

Applicable SEC rules require that we make certain disclosures regarding the independence of our directors pursuant to the NASDAQ Marketplace Rules governing independent board members. The Board has determined that the following directors are independent in accordance with such standards:

•	Steven J. Corning

•	David H. Crum

•	William B. Ebzery

•	James W. Haugh

•	David L. Jahnke

•	Ross E. Leckie

•	Terry W. Payne

•	Michael J. Sullivan

•	Teresa A. Taylor

In its determination of independence, the Board considered that the Company (1) conducts banking and credit transactions in the ordinary course of business with certain independent directors, (2) purchases insurance through an agency in which Mr. Payne has a controlling ownership interest, (3) receives payments from Mr. Payne pursuant to an interest guaranty agreement, (4) liquidated collateral pledged by Mr. Payne on the loans of an unrelated third party borrower, (5) sold real property to Mr. Payne, (5) retained Mr. Corning as project manager of a soon-to-be constructed bank branch, and, (6) made payments to Dr. Hart under a deferred compensatory agreement. Each of these transactions is more fully described under the heading “Certain Relationships and Related Transactions” below. The Company also purchases electrical services from an entity owned by Mr. Crum. None of these transactions or relationships, other than payments made to Dr. Hart under the deferred compensatory agreement, was deemed by the Board to impair the independence for these directors.

We have a credit committee, an executive committee, a compensation committee, a governance & nominating committee, a technology committee and an audit committee, all established by the Board and each of which consists of members of the Board.

In addition to these committees, our chairman and executive vice chairman of the Board may from time to time designate and appoint, on a temporary basis, one or more directors to assist in the form of a limited or special assignment in the performance or discharge of any powers and duties of the Board or any committee thereof.

Credit Committee. Credit committee members currently include Steven J. Corning (Chair), William B. Ebzery, Ed Garding, John M. Heyneman, Jr., James R. Scott and Thomas W. Scott. The credit committee’s primary responsibility is to advise the chief credit officer in the establishment of a loan portfolio and credit policies that will assure the safety of depositors’ money, earn sufficient income to provide an adequate return on capital and enable communities in our market area to prosper. The credit committee met twelve times in 2012 with each serving committee member attending at least 75% of the meetings.

Executive Committee. Executive committee members currently include James R. Scott (Chair), Steven J. Corning, William B. Ebzery, Charles M. Heyneman, Ed Garding, Ross E. Leckie, Thomas W. Scott and Teresa A. Taylor. The executive committee is to function and act on behalf of the Board between regularly scheduled board meetings, usually when time is critical and to assist the Board in carrying out its responsibility to monitor the Company’s capital management policy. The executive committee met seven times in 2012 with each serving committee member attending at least 75% of the meetings.

Compensation Committee. Compensation committee members currently include Charles E. Hart (Chair), James W. Haugh, Terry W. Payne, Michael J. Sullivan, Sandra A. Scott Suzor and Teresa A. Taylor.

The compensation committee has the following responsibilities:

•	reviewing and approving corporate goals relevant to compensation for executive officers;

•

evaluating the effectiveness of our compensation practices in achieving our strategic objectives, encouraging behaviors consistent with our values and aligning performance objectives consistent with our vision;

•	evaluating the performance of our chief executive officer in determining compensation;

•	approving the compensation of our chief executive officer and other executive officers;

•	evaluating the performance of our Board chairman and vice chairman;

•	overseeing succession planning for executive officers;

•	recommending compensation for Board members;

•	recommending adjustments to director and officer insurance;

•	reviewing the financial performance and operations of employee benefit plans, excluding plans subject to Title I of the Employment Retirement Income Security Act of 1974, as amended; and

•	administering incentive compensation and other employee benefit plans.

The compensation committee met eight times during 2012 with each serving committee member attending at least 75% of the meetings. A current copy of the compensation committee charter is available to shareholders on our website at www.FIBK.com.

Governance & Nominating Committee. Governance & nominating committee members currently include Michael J. Sullivan (Chair), Ed Garding, James W. Haugh, David L. Jahnke, Terry W. Payne, James R. Scott, Randall I. Scott and Thomas W. Scott. The governance & nominating committee has the following responsibilities:

•	ensuring we have an effective and efficient system of governance, including development of criteria for Board membership;

•	identifying, screening and recommending candidates to the Board;

•	nominating candidates for election to the Board at our annual meeting of shareholders;

•	filling vacancies on the Board that may occur between annual meetings of shareholders;

•	overseeing the orientation, development and evaluation of Board members; and

•	evaluating services provided to and communications with shareholders.

The governance & nominating committee met six times in 2012 with each serving committee member attending at least 75% of the meetings.

The Board has reviewed, assessed the adequacy of and approved a written charter for the governance & nominating committee. A current copy of the governance & nominating committee charter is available to shareholders on our website at www.FIBK.com.

When formulating its recommendations for director nominees, the governance & nominating committee considers recommendations offered by our chief executive officer, our shareholders and any outside advisors the governance & nominating committee may retain. The Scott family, through a family council, recommends Scott family members to the governance & nominating committee for consideration as candidates for Board membership. All current year nominees are standing for re-election to the board except for Terry W. Payne and Sandra A. Scott Suzor. Jonathan R. Scott was recommended for Board membership by the Scott family council. All candidates for Board membership, including those recommended by the Scott family council, are evaluated by the governance & nominating committee on the basis of broad experience, financial acumen, professional and personal accomplishments, educational background, wisdom, integrity, ability to make independent analytical inquiries, understanding of our business environment and willingness to devote adequate time to board duties. The qualifications, attributes and skills of each of the nominees, together with their business experience described above, led to the conclusion that each nominee is qualified to serve as a director of the Company.

The Scott family does not approve candidates for board membership prior to their nomination by the governance & nominating committee and there are no arrangements or understandings between any candidate and the Scott family that require disclosure pursuant to Item 401(a) of Regulation S-K.

We do not have a formal policy concerning shareholder recommendations of candidates for Board membership. The Board views that such a formal policy is not necessary given the procedures described above and our willingness to consider candidates recommended by shareholders. Shareholders may recommend candidates by writing to our corporate secretary at our headquarters, 401 N. 31st Street, Billings, Montana 59116, giving the candidate’s name, contact information, biographical data and qualifications. A written statement from the candidate consenting to be named as a candidate and, if nominated and elected, to serve as a director should accompany any such recommendation. See “Shareholder Proposals” and “Shareholder Communications with the Board” contained herein.

Technology Committee. Technology committee members currently include David H. Crum (Chair), Charles E. Hart, Ed Garding, James R. Scott, Thomas W. Scott and Teresa A. Taylor. The technology committee’s primary responsibility is to monitor the alignment between our overall business strategies and our information technology strategic plan. The technology committee met four times in 2012 with each serving committee member attending at least 75% of the meetings.

Audit Committee. Audit committee members currently include Ross E. Leckie (Chair), David H. Crum, William B. Ebzery and David L. Jahnke. All members of the audit committee are independent directors based upon the definition of independence contained in the NASDAQ Marketplace Rules and in accordance with the Sarbanes-Oxley Act requirements and our governance guidelines.

The audit committee has the following responsibilities:

•	reviewing our accounting and financial reporting processes, internal and disclosure control systems and external and internal auditing systems;

•	overseeing risk management objectives;

•	oversight of the internal audit function, including approval and monitoring of the annual internal audit plan;

•	reviewing and approving the reports on Form 10-K and Form 10-Q;

•	reviewing the effectiveness of the systems for monitoring adherence with laws, regulations and our codes of ethics;

•	selection of the external auditors and monitoring the performance and results of their activities; and,

•	establishing procedures to handle complaints regarding accounting, internal controls or audit matters.

The audit committee met ten times during 2012 with each serving committee member attending at least 75% of the meetings.

The Board has determined that each of William B. Ebzery, David L. Jahnke and Ross E. Leckie qualifies as an “audit committee financial expert,” as that term is defined in applicable SEC regulations. The Board has reviewed, assessed the adequacy of and approved a written charter for the audit committee. A current copy of the audit committee charter is available on our website at www.FIBK.com.

The Board’s Leadership Structure

Currently, the offices of chairman of the board and chief executive officer are separate. Our chairman is Thomas W. Scott, and our president and chief executive officer is Ed Garding. The chairman of the board is responsible for presiding at meetings of the Board and exercising such other powers and duties as set forth in our second amended and restated bylaws and as may from time to time be assigned to him by the Board. The chief executive officer is responsible for general supervision, direction, and control of our business affairs, and ensuring that all orders and resolutions of the Board are carried into effect. In addition, Michael J. Sullivan acts as our lead independent director. The lead independent director acts as a liaison between the chairman and independent directors, presides over semi-annual meetings of the independent directors and, if requested by major shareholders, is available for consultation and direct communication. The Board believes that our existing corporate governance structure best serves the current needs of our company and our shareholders.

The Board’s Role in Risk Oversight

It is the responsibility of the chief executive officer to fulfill the Board’s expectation of a strong risk management culture throughout the organization. It is the responsibility of the chief risk officer to ensure an appropriate risk management framework is implemented to identify, assess, and manage our exposure to risk. The Board and its committees play an important role in overseeing executive management’s performance of their responsibilities relating to risk management. In general, this oversight includes working with executive management to determine an appropriate risk management culture, monitoring the amounts and types of risk taken in executing our business strategy and evaluating the effectiveness of risk management processes against the policies and procedures established to control those risks. We have adopted a risk management oversight structure designed to ensure that all significant risks are actively monitored by the entire Board or one of its committees. Furthermore, given the importance of the Bank’s operations to us, additional risk management oversight is provided by the Bank’s board of directors, members of which include certain of our directors.

In most cases, our respective Board committees are responsible for the oversight of specific risks as outlined in each of their respective charters. For example, the credit committee’s risk oversight responsibilities include oversight of the annual credit plan, lending policies, credit trends, the allowance for loan loss policy, and high risk portfolios and concentrations. In addition to its oversight of all aspects of our annual independent audit and the preparation of our financial statements, the audit committee has been delegated responsibility for oversight of risks associated with our internal controls, compliance with applicable laws and regulations, monitoring the implementation of codes of conduct and overseeing responses to reports of examination. The compensation committee has been delegated responsibility for oversight of our compensation programs, including evaluating whether any of these programs contain features that promote excessive risk-taking by management and other employees, either individually or as a group. The executive committee oversees our capital positions and capital management activities to ensure compliance with applicable regulatory requirements and to ensure that our capital levels are a source of financial strength. The governance & nominating committee has been delegated responsibility for establishing and reviewing the adequacy of our codes of conduct and ethics, reviewing and approving related party transactions, developing criteria and qualifications for board membership, considering, recommending, and recruiting candidates to fill new or vacant positions on the Board, and ensuring an effective and efficient system of governance is in place for the Company. The technology committee has been delegated responsibility for ensuring adequate processes are in place to protect the Company’s data.

In addition to oversight of risk management by the Board and its committees, the Bank’s board of directors and its committees have been delegated the responsibility for overseeing management of the Bank’s lending activities, liquidity and capital position, asset quality, interest rate risk and investment strategies. The chairman of the Bank’s board communicates relevant information with respect to these activities to the full Board.

The Board’s committees carry out their responsibilities by requesting and obtaining reports and other information from management with respect to relevant risk areas. In addition to our committee structure, our entire Board periodically receives reports and information about key risks and enterprise risk management from the chief risk officer.

Board Diversity

The Board does not have a formal written policy with regard to the consideration of diversity in identifying director nominees. Our governance standards, however, require the Board’s governance & nominating committee to review the qualifications of candidates to the Board, of which diversity is one of the criteria. This assessment includes the consideration of personal and professional ethics and integrity, including a candidate’s reputation for integrity in the business community; diversity among the existing Board members, including racial and ethnic background and gender; specific business experience and competence, including an assessment of whether the candidate has experience in, and possesses an understanding of, business issues applicable to the success of the banking industry and whether the candidate has served in policy-making roles in business, government, education or other areas that are relevant to the Company’s regional activities; financial acumen, including whether the candidate, through education or experience, has an understanding of financial matters and the preparation and analysis of financial statements; professional and personal accomplishments, including involvement in civic and charitable activities; educational background; and whether the candidate has expressed a willingness to devote sufficient time to carrying out his or her duties and responsibilities effectively and is committed to service on the Board.

Principal Accounting Fees and Services

The audit committee appointed McGladrey LLP as our independent auditor for the fiscal year ending December 31, 2013. McGladrey LLP has been our independent auditor since March 2004. Representatives of McGladrey LLP are not expected to be present at the annual meeting.

The following table summarizes the aggregate fees billed to us by McGladrey LLP for professional services rendered in 2012 and 2011:

	2012	2011
Audit fees(1)	$550,000	$525,000
Audit-related fees	—	—
Tax fees	—	—
All other fees	—	—

(1)

Audit fees for 2012 and 2011 include fees associated with the annual audit, FDICIA and SOX related work and reviews of our quarterly reports on Form 10-Q. All audit fees were approved by the audit committee.

Pre-Approval Policies and Procedures

After our registered public accounting firm has been retained by us, following approval by the audit committee and the Board, the audit committee does not require advance approval for audit and audit-related services. Although pre-approval is not required for these services, the audit committee has adopted a policy of approving such services either in advance or after the fact. The audit committee has adopted a policy that requires advance approval of all non-audit or audit-related services performed by our independent registered public accounting firm when fees are expected to exceed $15,000. These policies are consistent with the audit committee charter. The audit committee has delegated to the audit committee chairman, Ross E. Leckie, or any two other members of the audit committee, authority to approve services, subject to ratification by the audit committee at its next committee meeting.

Report of the Audit Committee of the Board of Directors

March 20, 2013

To the Board of Directors of First Interstate BancSystem, Inc.:

The audit committee (“Committee”) operates under a charter approved by the Board of Directors (“Board”) that specifies the scope of the Committee’s responsibilities and how they are carried out. The Board has determined that all members of the Committee are independent based upon the standards adopted by the Board, which standards incorporate the independence requirements under applicable laws and regulations.

Management is responsible for the Company’s systems of internal controls and the financial reporting process. McGladrey, LLP, the Company’s independent registered public accounting firm (“independent auditors”), is responsible for the integrated audit of the consolidated financial statements and internal controls over financial reporting. The Company’s internal auditors are responsible for preparing an annual audit plan and conducting internal audits under the control of the General Auditor, who is accountable to the Committee.

The Committee’s responsibility is to monitor and oversee these processes and procedures.

The Committee relies, without independent verification, on the information provided to it and on the representations made by management regarding the effectiveness of internal control over financial reporting, and that such financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. The Committee also relies on the opinions of the independent auditors on the consolidated financial statements and on the effectiveness of internal control over financial reporting. The Committee’s oversight does not provide assurance that management’s and the auditor’s opinion and representations are correct.

The Committee reviewed and discussed the financial statements as of and for the year ended December 31, 2012 with management, the internal auditors and the independent auditors.

The Committee also discussed with the independent auditors all communications required by the standards of the Public Company Accounting Oversight Board (United States). The Committee has received the written disclosures required by PCAOB Rule 3526 — “Communication with Audit Committees Concerning Independence.” The Committee discussed with the independent auditors any relationships that might have an impact on their objectivity and independence and reviewed and approved the amount of fees paid for audit and audit related services.

Based on the above-mentioned reviews and discussions, and subject to the limitations on its role and responsibilities described above and in the Committee charter, on February 26, 2013, the Committee recommended to the Board that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the SEC.

SUBMITTED BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS:

Ross E. Leckie	David H. Crum	William B. Ebzery	David L. Jahnke

Shareholder Communications with the Board

We have not, to date, developed a formal process for shareholder communications with the Board. We believe our current informal process, in which any communication sent to the Board either generally or in care of the chief executive officer, corporate secretary or other corporate officer or director is forwarded to all members of the Board, has adequately served the Board’s and the shareholders’ needs.

Financial Code of Ethics

Our chief executive officer, chief financial officer and principal accounting officers or other persons performing similar functions are required to comply with our code of ethics for chief executive officer and senior finance officers.

The purposes of the code of ethics are as follows:

•	to deter wrongdoing and to promote, among other things, honest and ethical conduct;

•	to promote full, fair, accurate, timely and understandable disclosure in SEC and public filings;

•	to promote compliance with applicable governmental laws, rules and regulations;

•	to facilitate prompt internal reporting of violations of the financial code of ethics; and

•	to oversee adherence to such code.

Employees may submit concerns or complaints regarding ethical issues on a confidential basis by means of a toll-free telephone hotline or the use of an internet-based reporting system. All concerns and complaints are reported to our security officer and audit committee chairman in a summary format for investigation. A current copy of our financial code of ethics is maintained on our website at www.FIBK.com.

COMPENSATION DISCUSSION AND ANALYSIS

Role of Compensation Committee

The Compensation Committee’s overall responsibility is to review and approve our compensation structure, policy and programs in order to assess whether the compensation structure establishes appropriate incentives for management and employees. The Compensation Committee oversees the administration of our equity and incentive compensation plans and is responsible for oversight of executive officer succession planning. The Committee charter, which is posted on our website at www.fibk.com, sets forth the various responsibilities and duties of the Compensation Committee. In the annual review of the charter, the Committee determined the charter was appropriate with regard to the responsibilities and duties specified therein.

The Compensation Committee is comprised of both outside members and non-outside members. Outside members are those who meet both the definition of (1) a non-employee director, as that term is defined for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and (2) an outside director, as that term is defined for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended.

Outside members annually review and determine the salary, bonus and equity compensation awarded to our CEO. They also approve equity awards for all of our elected officers, taking into consideration non-binding recommendations from the non-outside members. In addition, the outside members approve all executive officers’ compensation, taking into consideration non-binding recommendations from both our CEO and non-outside members.

Executive Compensation Philosophy

Our executive compensation philosophy is designed to establish an appropriate relationship between executive pay and our annual performance, long-term growth objectives, individual performance of the executive officer and our ability to attract and retain qualified executive officers. The Compensation Committee seeks to achieve these goals by integrating competitive annual base salaries with bonuses based on corporate performance and on the achievement of specified performance objectives, along with long-term incentives of stock option and restricted stock awards through our equity compensation plan.

The Compensation Committee believes that cash compensation in the form of salary and bonus provides our executives with short-term rewards for individual performance and success in operations. Long-term compensation, through awards of stock options and restricted stock, assists in employee retention and encourages management stock ownership. In turn, management ownership leads to increased commitment to our long-term performance and success.

Relation of Compensation Policies and Programs to Risk Management

After reviewing our executive compensation policy and programs, the Compensation Committee concluded that our incentive programs do not encourage or promote unnecessary or excessive risk-taking behavior by executive officers or other employees that could threaten the value of our Company or would be reasonably likely to have a material adverse effect on us. The Company discourages undue risk taking by reserving the right to use discretion in the payout of all incentives.

On November 17, 2011, based on the Compensation Committee’s recommendation, the Board of Directors approved a clawback policy for all Section 16 reporting officers, including the named executive officers or NEOs. The clawback policy authorizes the Board to recoup all performance-based compensation paid during the years affected by a financial restatement or executive misconduct. Based upon the facts and circumstances surrounding the restatement, the Board may also direct the Company to cancel any equity-based awards granted to the executives during the applicable time period and recoup any gains realized during the time period with respect to equity-based awards.

Role of Executive Officers

The individuals who served as our chief executive officer, or CEO, and chief financial officer, or CFO, during 2012, as well as the other individuals included in the summary compensation table, are collectively referred to as the named executive officers, or NEOs.

The CEO annually reviews the performance of the executive officers and makes non-binding recommendations to the Compensation Committee for salary adjustments, annual bonuses, and equity-based compensation. The Compensation Committee may exercise its discretion to accept, reject or modify any recommended salary adjustments, bonuses or awards to executives.

Role of Compensation Consultants/Peer Group

The Compensation Committee made a comprehensive review of our executive compensation in 2012 utilizing the Equilar subscription service to obtain proxy data based on a custom peer group. The peer group was composed of the following banks:

1st Source Corporation	Old National Bancorp
BancFirst Corporation	Park National Corporation
Banner Corporation	Prosperity Bancshares Inc.
Chemical Financial Corporation	Sterling Financial Corporation
Columbia Banking System Inc.	Trustmark Corporation
First Financial Bancorp	UMB Financial Corporation
First Midwest Bancorp, Inc.	Umpqua Holdings Corporation
Glacier Bancorp, Inc.	United Community Banks Inc.
Heartland Financial USA, Inc.	WesBanco Inc.
International Bancshares Corporation

Changes to the peer group from the previous year include the removal of Cullen Frost Bankers Inc. and First Busey Corporation, who were no longer deemed compatible based on their asset size.

The Compensation Committee targets market competitive (50th percentile) base pay, incentives and total cash compensation within the peer group. The Compensation Committee took into consideration data from salary surveys conducted by Mercer, the American Bankers Association, and The Delves Group. During 2011, the Compensation Committee engaged the services of Pearl Meyer & Partners, a leading compensation consulting firm, to assist with its executive compensation review and to provide competitive market data. It was considered unnecessary to repeat this research in 2012.

Say on Frequency/Say on Pay

In 2011, the shareholders approved a biennial “say on pay” vote. The Compensation Committee reviewed the “say-on-pay” voting results and noted that the advisory vote on executive compensation was approved by shareholders as follows:

Votes for	105,995,219
Votes against	97,965
Abstentions	6,921
Broker non-votes	3,220,455

We believe our compensation policies and programs are based on a pay-for-performance culture and align with the long-term interests of our shareholders. Beginning in 2011, Section 14A of the Exchange Act (as enacted by the Dodd-Frank Wall Street Reform and Consumer Protection Act) requires us to provide our shareholders a “Say-on-Pay” vote. This vote gives our shareholders’ the opportunity to endorse or not endorse the compensation of our NEOs. The shareholder vote is advisory and is not binding on the Compensation Committee; however, the Committee will take into account the outcome of the vote. The Compensation Committee is recommending that shareholders vote “for” the compensation of the Company’s NEOs on the 2013 “say-on-pay” ballot.

2012 Company Performance Relationship to Executive Pay

2012 Financial Performance. In considering executive compensation, the Compensation Committee takes into account various metrics of our financial performance. We have consistently reported net income to shareholders for the last 25 years and have had over 18 years of consecutive quarterly dividends. In December 2012, dividends increased from $.12 to $.13 per common share.

During 2012, levels of non- performing assets, criticized loans, and classified loans declined significantly. Non-interest income increased mainly due to a 98% increase in revenue from the origination and sale of residential real estate loans.

Other financial metrics are as follows:

Base Salaries. In determining the salary increase matrix for all employees for 2012 and 2013, the Compensation Committee took into consideration the following:

•	Continued pressure on net interest margin;

•	Increasing regulatory expenses;

•	Projected loan demand; and

•	The ratio of current salaries to market survey data.

In 2012, the merit increase table reflected an approximate 2% midpoint increase for an employee who performed satisfactorily and whose salary was currently at market value. For 2013, the midpoint increase was 2.8%. In 2013, increases for NEOs ranged from 2.8% to 3%.

The outside members of the Compensation Committee approved the 2012 base salary of Mr. Knight, the former CEO, and Mr. Garding, the current CEO. They also approved the 2012 compensation of other executive officers, including the NEOs, as recommended by the CEO. In approving the base salary of each executive officer, the Compensation Committee utilized the above mentioned salary increase matrix along with data from the executive compensation peer review discussed previously.

Bonuses. The Compensation Committee awards executive bonuses based upon earnings and the achievement of specified performance objectives. Bonuses for executive officers in 2012 were slightly higher than in 2011 due to improved earnings. Target bonuses for 2012 for the NEOs ranged from 25% of base salary to 50% of base salary for the CEO. The varying percentages reflect the Compensation Committee’s belief that, as an executive officer’s duties and responsibilities increase, the officer should be increasingly rewarded for his performance. Although earnings improved in 2012, they were not sufficient for the Committee to consider paying out the full amount of targeted bonuses. Actual payouts ranged from 18% of base salary to 44% of base salary for the CEO.

Our former CEO, Mr. Knight, retired April 2, 2012. Based on his performance during the first quarter, which was evaluated not only on financial performance but also on providing a smooth transition to the new CEO, the Committee awarded him a bonus equivalent to 30% of his annual base salary.

Long Term Incentive. Long-term equity incentive compensation encourages employees to focus on our long-term performance. It also provides an opportunity for executive officers and certain designated key employees to increase their stake in our company through stock option grants and restricted stock awards, further aligning their interests with those of our shareholders.

In 2012, the outside members of the Compensation Committee awarded a targeted percentage of salary in a mix of long-term incentives to the NEOs as follows:

The actual number of options was determined using the Black-Scholes option pricing model with expected volatility based on peer group volatility and a 10 year life. Both the stock options and the time vested stock have a 3-year graded vesting.

The performance restrictions for the performance vested stock are based on the three-year return on assets (ROA) and the three-year return on equity (ROE) average of our company compared to the SNL Financial index of bank holding companies with total assets between $4.0 billion and $12.0 billion. The measurement date is September 30, 2014, using the previous 12 quarters. Vesting is as follows:

Percentile of Peers	Vesting Percentage
<51st	0%
51st to <61st	50%
61st to <71st	75%
71st to <81st	100%
81st to <91st	115%
91st and higher	125%

The value of the long-term incentive granted under our equity compensation plan to our NEOs, as well as to certain other officers, was based primarily on the individual’s ability to influence our long-term growth and profitability. The Compensation Committee believes a mix of long-term incentive vehicles affords a desirable compensation method because it:

•	enhances the link between the creation of shareholder value and long-term executive incentive compensation;

•	provides an opportunity for increased equity ownership by executives; and

•	maintains competitive levels of total compensation.

All awards under our equity compensation plan are made at an exercise price equal to the closing price of the underlying common stock as quoted on NASDAQ for the last market trading day prior to the date of the award. Dollar values of the annual awards of long term incentives to executives have historically been approved at the Compensation Committee’s regularly scheduled meeting in January with the date of the awards specified at that time. Performance stock awards for 2013, as approved in January 2013, added the component of Total Shareholder Return (TSR) to the above noted ROA and ROE components. For each measurement period, TSR is defined as the stock price appreciation plus the reinvestment of dividends with dividends assumed to be reinvested at the closing price of the security on the dividend record date. The vesting tiers were revised as follows:

Percentile of Peers	Vesting Percentage
<41st	0%
41st to <45th	25%
45th to <51st	38%
51st to <61st	50%
61st to <71st	75%
71st to <81st	100%
81st to <91st	115%
91st and higher	125%

Other Compensation. We provide our NEOs with other compensation that the Compensation Committee believes is reasonable and consistent with the overall compensation program to better enable us to attract and retain superior employees for key positions. The Compensation Committee annually reviews the levels of other compensation provided to NEOs.

The NEOs participate in the following plans and programs along with health and group life and disability insurance. Additional benefits offered to the NEOs may include some or all of the following:

•	Individual life insurance, as described below under “—Endorsement Split Dollar Benefit”;

•	Payment of social club dues;

•	Dividends on unvested restricted stock; and

•	Use of a company automobile.

Company paid individual long term disability policies were discontinued in July 2010.

Retirement and Related Plan. We maintain a profit sharing plan for all non-temporary employees. Contributions are made as authorized by the Board. Participants vest after three years of service. In addition, employees are permitted to defer a portion of their compensation into our profit sharing plan under a 401(k) feature, and we make limited matching contributions with respect to such deferrals.

CEO Total Compensation. The outside members of the Compensation Committee reviewed all components of Mr. Knight’s and Mr. Garding’s total compensation packages. The compensation was determined to be reasonable based on the review of our peers’ CEO total compensation data. Mr. Knight’s and Mr. Garding’s compensation packages were larger than those granted to our other executives in recognition of their responsibilities and performance.

As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that we may not deduct compensation of more than $1,000,000 that is paid to certain individuals unless certain conditions are met. We believe that compensation paid under the management incentive plans is generally fully deductible for federal income tax purposes.

Endorsement Split Dollar Benefit

We obtained life insurance policies covering three of the NEOs. Under these policies, we receive all benefits payable upon death of the insured. An endorsement split dollar agreement has been executed with each of the selected executive officers whereby a portion of the policy death benefit is payable to his designated beneficiary. The endorsement split dollar agreement will provide post-retirement coverage for those selected key officers meeting specified retirement qualifications. We have entered into this type of endorsement split dollar agreement with the following NEOs: Mr. Knight, Mr. Garding and Mr. Moore.

We obtained an additional life insurance policy covering selected officers of First Interstate Bank. Under this policy, we receive all benefits payable upon death of the insured. An endorsement split dollar agreement has been executed with each of the insured officers whereby $100,000 of the policy death benefit is payable to designated beneficiaries if the participant is employed by us at the time of death. Upon termination of employment, the policy remains in place and 100% of the policy death benefit is payable to the Company. We have entered into this type of endorsement split dollar agreement with the following NEOs: Mr. Knight, Mr. Garding, and Mr. Moore.

Employment Contracts

We do not currently have employment agreements with any of our executive officers.

Stock Ownership Guidelines

In order to further align the interests of the employees with the interests of the Company, on September 23, 2010, the Board of Directors approved a Stock Ownership Guideline Policy based on the Compensation Committee’s recommendation. The Policy recommends the following holdings for Directors, the CEO and NEOs and allows them five years to achieve the recommended level of holding:

Directors – five times their annual cash retainer

CEO – five times base salary

NEOs – three times base salary

Holdings are measured at the end of each year using the year’s closing stock price. While the directors, the CEO and NEOs are not required to meet the recommended level of holding until September 23, 2015, all directors, the CEO and the NEOs, with the exception of two recently elected directors and three recently appointed NEOs, currently meet the minimum level of ownership.

Equity Compensation Plans

Stock options awarded prior to March 23, 2010 that are currently outstanding under our equity compensation plans are exercisable for shares of our Class B common stock. Awards of stock options, restricted stock and other securities issued under our equity compensation plans on or after March 23, 2010 are exercisable for shares of our Class A common stock.

2006 Equity Compensation Plan. Our 2006 equity compensation plan is an omnibus equity compensation plan pursuant to which we may grant equity awards to our directors, officers and other employees. The 2006 plan provides additional benefits as contained in the plan and consolidates into one plan the benefits available under the following equity compensation plans previously adopted:

•	The 2001 stock option plan;

•	The 2004 restricted stock award plan;

•	The director stock compensation plan; and

•	The officer stock benefit plan.

The 2006 plan does not increase the number of shares of common stock that were available for awards under the prior plans. The prior plans continue with respect to awards made previously under such plans. The 2006 Plan contains the following important features:

•

The initial number of shares of common stock reserved under the 2006 plan was 3,000,000, which was approximately 9.2% of our previously-existing common stock outstanding at the time of shareholder approval.

•	Awards under the 2006 plan are subject to broad discretion by the Compensation Committee administering the plan.

•

Stock options must be granted at an exercise price that is not less than the fair market value of the common stock on the date of grant. Fair market value is the closing price as quoted on NASDAQ for the last market trading day prior to the date of grant. Stock options granted under the 2006 plan are nonqualified stock options that have terms of not more than ten years.

•	There is no fixed term for the 2006 plan and the 2006 plan continues in effect until terminated by the Board.

The purpose of the 2006 plan is to advance the interests of our shareholders by enhancing our ability to attract, retain and motivate employees and directors who are expected to make important contributions to us by providing them with both equity ownership opportunities and performance-based incentives intended to align their interests with those of our shareholders. The 2006 plan is designed to provide us with flexibility to select from among various equity-based compensation vehicles and to be able to address changing accounting requirements, tax rules and corporate governance practices by optimally utilizing stock options and shares of our common stock.

The 2006 plan permits awards of stock options, restricted stock and other stock awards. All awards made under the 2006 plan after March 23, 2010 are in shares of Class A common stock. Participants include any person who is designated by the Board to receive one or more benefits under the 2006 plan. Awards are generally made to executive officers in the first quarter of each year.

It appears that the 2006 plan will not have enough remaining shares to award the historical number of long-term incentives beginning in 2014. The Compensation Committee and the Board is seeking shareholder approval for an additional 1,500,000 shares to be reserved for the purpose of awarding future long-term incentives to officers and directors.

Deferred Compensation Plans

In 2006, we restated our principal deferred compensation plan that was established for the benefit of a select group of management and highly compensated employees. The purpose of the restatement was (1) to amend the plan to comply with Section 409A of the Internal Revenue Code and related guidance issued before the adoption of the restatement and (2) to merge into the plan another previously administered nonqualified deferred compensation plan known as the executive nonqualified deferred compensation plan. The restated plan allows eligible employees, as determined by our Board or Compensation Committee, and eligible directors to defer a portion of base salary, bonus or director fees subject to certain maximums as set forth by the plan administrator.

Additionally, we make discretionary contributions on behalf of the executive officer participants for 401(k) plan matching contributions and profit sharing contributions in excess of Internal Revenue Code limitations. Other contributions on behalf of a participant may be made at the discretion of the Board.

The deferral account of each participant is adjusted by investment earnings or losses based upon the performance of the underlying investments selected by the participant from among alternatives selected by the plan administrator. Deferral accounts are distributed based on each participant’s election. The distribution elections are all made in accordance with Section 409A and may be lump sums or annual installments over a period of years.

Report of the Compensation Committee of the Board of Directors

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” be included in this proxy statement.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS:

Charles E. Hart	Terry W. Payne	Michael J. Sullivan
Sandra A. Scott Suzor	Teresa A. Taylor	James W. Haugh

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

Charles E. Hart, James W. Haugh, Terry W. Payne, Michael J. Sullivan, Sandra A. Scott Suzor and Teresa A. Taylor serve on our Compensation Committee. None of the Compensation Committee members serve as employees of the Company.

Sandra A. Scott Suzor has a 2.5% ownership interest in Scott Family Services, Inc., or SFS, which provides professional services that benefit us and the Scott family. Terry W. Payne is Chairman and part-owner of PayneWest Insurance, Inc., formerly Payne Financial Group, Inc., an insurance agency that provides insurance for us. In addition, Mr. Payne made payments to us pursuant to an interest guaranty agreement related to the loans of an unrelated third party borrower. Dr. Hart received payments from us pursuant to a deferred compensatory arrangement assumed by us in conjunction with an acquisition.

For additional information on these relationships and related transactions, see “Certain Relationships and Related Transactions” below.

None of our executive officers served as a director or member of the compensation committee of any other company, which other company had an executive officer that served as one of our directors or as a member of the Compensation Committee during 2012.

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COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the NEOs for the fiscal years ended December 31, 2012, 2011, and 2010. When approving total compensation for each of the NEOs, the Compensation Committee considers compensation paid to similarly situated executives within a defined peer group of financial institutions, along with other industry compensation data and expectations specific to our Company.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

			Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)(3)		Total ($)
Lyle R. Knight	(11)	2012	$189,605	$166,227	$—	$—	$—		$71,618	(5)	$427,450
President & Chief		2011	554,089	—	—	—	664,908	(4)	83,451	(5)	1,302,448
Executive Officer		2010	553,459	166,227	—	—	—		63,559	(5)	783,245
Ed Garding	(11)	2012	426,492	200,000	123,344	51,627			54,817	(6)	856,279
President & Chief		2011	341,083	100,000	104,966	44,998	—		41,048	(6)	632,095
Executive Officer		2010	278,424	81,000	91,020	28,592	—		26,113	(6)	505,149
Terrill R. Moore		2012	271,522	79,947	93,520	40,084	—		32,692	(7)	517,764
Exec. Vice President &		2011	267,240	69,000	93,507	40,086	—		30,471	(7)	500,304
Chief Financial Officer		2010	266,837	64,138	91,620	28,829	—		27,979	(7)	479,403
Michael G. Huston		2012	236,326	56,411	43,404	17,376	—		169,828	(8)	523,345
Exec. Vice President &		2011	NA	NA	NA	NA	NA		NA		NA
Chief Banking Officer		2010	NA	NA	NA	NA	NA		NA		NA
Kevin J. Guenthner		2012	191,631	47,233	46,321	18,632	—		18,222	(9)	322,039
Exec. Vice President &		2011	NA	NA	NA	NA	NA		NA		NA
Chief Information Officer		2010	NA	NA	NA	NA	NA		NA		NA
Robert M. Cerkovnik		2012	169,800	31,379	13,407	13,400	—		17,477	(10)	245,463
Senior Vice President &		2011	162,954	26,000	13,589	13,599	—		14,467	(10)	230,609
Chief Credit Officer		2010	144,652	23,833	6,660	4,914	—		13,249	(10)	193,308

(1)

The amounts reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Stock awards are a combination of time and performance restricted stock awards. In addition, in 2012, shares subject to immediate vesting were awarded in relation to additional duties performed as a member of the Strategic Design Team (SDT), a group responsible for developing the Company’s long-term strategies.

Shares have been awarded to the NEOs as follows:

	Time Shares	Perfomance Shares	SDT Shares
Mr. Garding
2012	3,594	4,790	200
2011	3,168	4,224	—
2010	2,604	3,464	—
Mr. Moore
2012	2,790	3,718	—
2011	2,823	3,762	—
2010	2,616	3,492	—
Mr. Huston
2012	1,209	1,612	200
Mr. Guenthner
2012	1,296	1,728	200
Mr. Cerkovnik
2012	933	—	—
2011	957	—	—
2010	444	—	—

The value included in the above table for the performance shares is based on 100% vesting of the performance shares as stated above. In order for this level of vesting to occur, the Company must achieve an average ROA at the 71st to 80th percentile of the SNL index (defined earlier) for the 2010 awards; and an average ROA and ROE performance at this percentile for the 2011 and 2012 awards.

Based on the Company’s financial performance for 2010 through 2012, on December 31, 2012 it was determined none of the 2010 performance shares would vest, it was unlikely that any of the 2011 performance shares would vest and a 50% vesting of the 2012 performance shares would be most likely to occur.

The maximum vesting for the performance awards is 125% of the shares awarded if the Company’s average ROA performance is at or above the 91st percentile of the SNL index (defined earlier) for the 2010 awards and an average ROA and ROE performance at this percentile for the 2011 and 2012 awards.

The 2010 equity-based awards were valued at $15 per share as of the grant date; the 2011 equity-based awards were valued at $14.20 per share as of the grant date; and the 2012 performance and time vested shares were valued at $14.37 per share as of the grant date. The shares awarded for the SDT members were valued at $14.33 per share as of the grant date.

(2)

The amounts reflect the aggregate grant date fair value for the periods presented as computed in accordance with FASB ASC Topic 718. For information and assumptions related to the calculation of these amounts, see Notes to the Consolidated Financial Statements – Summary of Significant Accounting Policies and Stock-Based Compensation—included in our Annual Report filed on Form 10-K for the fiscal year ended December 31, 2012.

(3)

The amounts shown reflect for each named executive officer: contributions by us to our qualified profit sharing and employee savings plans, under Section 401(k) of the Internal Revenue Code of 1986, as amended; contributions by us to our nonqualified deferred compensation plan; imputed income from our split dollar life insurance plans; “gross up” amounts to cover taxes on the imputed income from the split dollar life insurance plans and premiums paid by us for individual long term care plans; and dividends on unvested restricted stock. The amounts do not reflect premiums paid by us for group health, life and disability insurance policies that apply generally to all salaried employees on a nondiscriminatory basis.

(4)

A target incentive of 100% of salary was set for Mr. Knight by the Compensation Committee in January 2011 with payout to be based primarily on the successful transition of his duties to his successor CEO. Other considerations included financial performance, investor relations, strategic planning implementation, and regulatory compliance. Based on Mr. Knight’s 2011 performance, it was determined in January 2012 that his incentive payout should be 120% of the targeted payout. Along with the performance indicators previously mentioned, the Committee also took into consideration Mr. Knight’s dedication to the company as evidenced by his willingness to work one extra year past his previously announced retirement to assist with the transition to our new public company status and to provide his capable assistance in the transition to new leadership.

(5)

The amounts shown also reflect income from the personal use of a company vehicle, transfer of ownership of a company vehicle to Mr. Knight and 401k match and profit sharing dollars over the IRS compensation limit.

(6)

The amounts shown also reflect income from the personal use of a company vehicle for Mr. Garding, amounts paid by us for social club dues, and 401k match and profit sharing dollars over the IRS compensation limit.

(7)	The amounts shown also include amounts paid by us for social club dues for Mr. Moore in 2010 and 2011, and 401k match and profit sharing dollars over the IRS compensation limit.
(8)

Mr. Huston became an executive officer in March 2012. Amounts in the table for 2012 reflect his compensation for the entire 2012 year. Although Mr. Huston was employed by us in 2010 and 2011, he was not an executive officer at such time. The amounts shown also include amounts paid by us in 2012 for social club dues and $142,041 of moving and relocation expenses, which included a reimbursement for the difference between the appraised value and the sales price of his personal residence.

(9)

Mr. Guenthner became an executive officer in March 2012. Amounts in the table for 2012 reflect his compensation for the entire 2012 year. Although Mr. Guenthner was employed by us in 2010 and 2011, he was not an executive officer at such time. The amounts shown also include amounts paid by us for 401k match and profit sharing dollars.

(10)

Mr. Cerkovnik became an executive officer in September 2010. Amounts in the table for 2010 reflect his compensation for the entire 2010 year. The amounts shown also include amounts paid by us for social club dues and 401k match.

(11)

Mr. Knight retired as President and CEO on April 2, 2012 at which time Mr. Garding succeeded him as President and CEO. Prior to that time Mr. Garding was our Executive Vice President & Chief Operating Officer.

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GRANTS OF PLAN-BASED AWARDS IN 2012

Name	Grant Date		Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
		Committee Approval Date	Threshold (#)(1)	Target (#)(2)	Maximum (#)(3)
Ed Garding	2/17/2012	1/25/2012	—	—	—	3,794	—	$—	$54,512
	2/17/2012	1/25/2012	2,395	4,790	5,988	—	—	—	68,832
	2/17/2012	1/25/2012	—	—	—	—	12,375	14.37	51,627
Terrill R. Moore	2/17/2012	1/25/2012	—	—	—	2,790	—	—	40,092
	2/17/2012	1/25/2012	1,859	3,718	4,648	—	—	—	53,428
	2/17/2012	1/25/2012	—	—	—	—	9,608	14.37	40,084
Michael G. Huston	2/17/2012	1/25/2012	—	—	—	1,409	—	—	20,239
	2/17/2012	1/25/2012	806	1,612	2,015	—	—	—	23,164
	2/17/2012	1/25/2012	—	—	—	—	4,165	14.37	17,376
Kevin J. Guenthner	2/17/2012	1/25/2012	—	—	—	1,496	—	—	21,490
	2/17/2012	1/25/2012	864	1,728	2,160	—	—	—	24,831
	2/17/2012	1/25/2012	—	—	—	—	4,466	14.37	18,632
Robert M. Cerkovnik	2/17/2012	1/25/2012	—	—	—	933	—	—	13,407
	2/17/2012	1/25/2012	—	—	—	—	3,212	14.37	13,400

(1)

This represents the threshold payout of 50% of target on the performance shares awarded, half of which is based on ROA and the other half on ROE. In order to receive this threshold payout, the company’s future 3-Year ROA/ROE must be at the 51st percentile or above when compared to the SNL Financial index of Commercial Banks between $4 and $12 billion.

(2)

This represents the target payout of 100% of target on the performance shares awarded, half of which are based on ROA and the other half on ROE. In order to receive this payout, the company’s future 3-Year ROA/ROE must be at the 71st percentile or above when compared to the SNL Financial index of Commercial Banks between $4 and $12 billion. Dividends are paid on these shares at the same time and same rate as dividends are paid to other shareholders.

(3)

This represents the maximum payout of 125% of target on the performance shares awarded, half of which are based on ROA and the other half on ROE. In order to receive this payout, the company’s future 3-Year ROA/ROE must be at the 91st percentile or above when compared to the SNL Financial index of Commercial Banks between $4 and $12 billion. Should the Company reach this level of performance; dividends will be paid retroactively on these shares.

(4)

This represents the shares of time restricted stock that vest at a rate of 33% each year through February 17, 2015, contingent on continued employment. In addition, 200 fully-vested shares were awarded to each, Mr. Garding, Mr. Huston and Mr. Guenthner for responsibilities related to the SDT. Dividends are paid on these shares at the same time and same rate as dividends are paid to other shareholders.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards				Stock Awards
Name					Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards; Market Value or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date
Lyle R. Knight	50,000		$12.37	02/04/14
	60,000		13.87	02/03/15
	60,000		17.00	04/01/15
	72,400		20.62	04/01/15
	72,400		20.87	04/01/15
Ed Garding	18,000		13.87	02/03/15
	18,000		17.00	01/26/16
	18,000		20.62	01/25/17
	18,000		20.87	02/15/18
	6,052		15.25	05/15/19
	4,189	2,095	15.00	02/12/20
	3,496	6,993	14.20	02/14/21
		12,375	14.37	02/17/22
					6,574	$101,437	4,507	$69,543
Terrill R. Moore	16,000		12.37	02/04/14
	18,000		13.87	02/03/15
	18,000		17.00	01/26/16
	18,000		20.62	01/25/17
	18,000		20.87	02/15/18
	6,100		15.25	05/15/19
	4,224	2,112	15.00	02/12/20
	3,114	6,230	14.20	02/14/21
		9608	14.37	02/17/22
					5,544	85,544	3,740	57,708
Michael G. Huston	3,600		12.37	02/04/14
	3,600		13.87	02/03/15
	3,600		17.00	01/26/16
	3,600		20.62	01/25/17
	3,600		20.87	02/15/18
	3,840		15.25	05/15/19
	1,717	859	15.00	02/12/20
	1,323	2,648	14.20	02/14/21
		4,165	14.37	02/17/22
					2,365	36,492	1,605	24,765
Kevin J. Guenthner	8,000		12.37	02/04/14
	6,800		13.87	02/03/15
	12,000		17.00	01/26/16
	12,000		20.62	01/25/17
	12,000		20.87	02/15/18
	4,620		15.25	05/15/19
	3,272	1,636	15.00	02/12/20
	1,447	2,896	14.20	02/14/21
		4,466	14.37	02/17/22
					2,846	43,914	1,738	26,817

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END—CONTINUED

	Option Awards				Stock Awards
Name					Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards; Market Value or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date
Robert M. Cerkovnik	4,000		$12.37	02/04/14
	4,000		13.87	02/03/15
	3,600		17.00	01/26/16
	3,600		20.62	01/25/17
	3,200		20.87	02/15/18
	2,080		15.25	05/15/19
	720	360	15.00	02/12/20
	1,056	2,114	14.20	02/14/21
		3,212	14.37	02/17/22
					1,719	$26,524	—	$—

(1)	Represents unvested time restricted stock which at original issuance vested at a rate of one-third each year, contingent on continued employment.
(2)

Represents the threshold number of performance restricted stock shares that would vest December 31, 2013 or December 31, 2014 based upon achievement of specified performance conditions and continued employment.

OPTION EXERCISES AND STOCK VESTED IN 2012

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	On Exercise	Acquired on Vesting	On Vesting
Name	(#)	($)(1)	(#)	($)(2)
Lyle R. Knight	64,000	$245,120	—	$—
Ed Garding	—	—	2,600	36,868
Terrill R. Moore	24,000	89,040	2,493	35,332
Michael G. Huston	6,400	20,856	756	10,837
Kevin J. Guenthner	9,200	32,656	1,629	23,046
Robert M. Cerkovnik	4,000	11,240	467	6,694

(1)	This amount reflects the difference between the stock option exercise price and the closing price of the stock on the day prior to exercise multiplied by the number of shares acquired.
(2)	This amount reflects the closing price of the stock on the day prior to vesting multiplied by the number of shares vesting.

Nonqualified Deferred Compensation

Pursuant to our nonqualified deferred compensation plan described above under “-Deferred Compensation Plans,” certain executives, including the NEOs, may defer a portion of base salary and bonus. Deferral elections are made by eligible executives during the last quarter of each year for amounts to be earned in the following year.

Earnings depend on the performance of the underlying investments selected by the participants. Benefits under the plan are generally not paid until the beginning of the year following retirement or termination. Benefits can be received either as a lump sum payment or in annual installments based on the executive’s election made at least one year prior to retirement.

NONQUALIFIED DEFERRED COMPENSATION

	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings In Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance At Last Fiscal Year End
Name	($)(1)	($)(2)	($)	($)	($)
Lyle R. Knight	$—	$3,379	$350,972		$2,983,061
Ed Garding	12,778	13,169	1,285		39,511
Terrill R. Moore	32,802	1,745	53,227		536,608
Kevin J. Guenthner	12,447	567	32,002		258,151

(1)	This amount is included as salary and/or bonus for each of the NEOs in the Summary Compensation Table in the year the contribution was earned.
(2)	This is included as other compensation for each of the NEOs in the Summary Compensation Table in the year the contribution was earned.

Potential Payments upon Termination or Change of Control

The amount of compensation payable to the NEOs upon voluntary termination, retirement, involuntary not-for-cause termination, termination following a change of control and in the event of disability or death of the executives is explained below. The amounts shown assume that such termination was effective as of December 31, 2012 and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the NEOs upon their termination. The actual amounts to be paid out can only be determined at the time of separation.

Payments Made Upon Termination. Regardless of the manner in which a NEO’s employment is terminated, he is entitled to receive amounts earned during his term of employment. Such amounts include:

•	salary;

•	grants and awards received under our equity plans, subject to the vesting and other terms applicable to such grants and awards;

•	amounts contributed and vested under our profit sharing plan and deferred compensation plan; and

•	unused paid time off.

In its discretion, the Board may authorize payment of a bonus on a pro rata or other basis, if at all. The Board may also accelerate the vesting of any unexercisable stock options or restricted stock awards outstanding at the time of termination. The amounts regarding applicable salaries, stock options, restricted stock awards, bonuses and deferred compensation for the most recent fiscal year ended December 31, 2012 are contained in the various tables included above.

Severance Payments. Except for the benefits listed under the heading “—Payments Made Upon Termination” above, the NEOs are not entitled to any other severance benefits.

Payments Made Upon Retirement. In the event of retirement, the NEOs would be entitled to the benefits listed under the heading “—Payments Made Upon Termination” above.

Payments Made Upon Death. In the event of death, in addition to the benefits listed under the heading “—Payments Made Upon Termination” above, the estates or other beneficiaries of the NEOs are entitled to receive benefits under our group life insurance plan equal to the lesser of (1) 2.5 times their respective base salary or (2) $300,000. For all NEOs, the applicable amount would be $300,000.

Benefits are also available under our endorsement split-dollar plan pursuant to which the estates or other beneficiaries of Messrs. Knight, Garding and Moore would also be entitled to receive benefits equal to the lower of the net insurance amount or three times their respective base salary as follows: Mr. Knight, $1,637,000; Mr. Garding, $884,000; and Mr. Moore, $816,900.

An additional $100,000 of the policy death benefit under the life insurance policy covering selected officers of First Interstate Bank is available to the beneficiaries of Mr. Garding and Mr. Moore should death occur while they are employed by the Company.

Payments Made Upon Disability. In the event of disability, in addition to the benefits listed under the heading “—Payments Made Upon Termination” above, the NEOs are entitled to receive benefits under our group disability plan which generally provides for 60% of pre-disability earnings up to a maximum of $13,000 per month. For each of the NEOs other than Mr. Knight, who is now terminated, the applicable amount would be $13,000 per month.

Payments Made Upon a Change of Control. The NEOs are not entitled to any payment resulting from a change in control.

Director Compensation

We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties as well as the skill level required by us with respect to members of the Board.

During 2012, each director, other than Lyle R. Knight, Ed Garding, Thomas W. Scott, and James R. Scott, received an annual retainer valued at $41,750 with at least $21,750 of that being paid in the form of equity. The Directors may elect to receive the other $20,000 in the form of cash, common stock or stock options. The target used to establish the number of options granted was the Black-Scholes option pricing model with expected volatility based on peer group volatility and a 10 year life.

Each director, other than Lyle R. Knight, Ed Garding, Thomas W. Scott, and James R. Scott, received fees of $1,000 per board meeting attended and $750 per Committee meeting attended. Committee chairpersons also received an additional annual retainer, in cash or equity, of $7,500.

Thomas W. Scott received an annual retainer of $315,000 (decreased from $340,000 in May 2012), paid bi-weekly, for his services as Chairman of the Board. James R. Scott received an annual retainer of $330,000 (increased from $305,000 in May 2012), paid bi-weekly, for services as Executive Vice Chairman of the Board. These retainers were in lieu of all director fees and other retainers described above. The retainer paid to Mr. Thomas Scott recognizes his work on executive succession planning, assistance provided to Company management in monitoring problem loans and non-performing assets and travel to branch banking offices to meet with and communicate expectations to our advisory boards. The retainer paid to Mr. James Scott recognizes his work in providing an interface between the Board and our management, oversight of strategic planning, leadership of the Board in capital planning, deployment and the creation of shareholder value, work on Board and executive succession planning and community visibility.

Directors are reimbursed for ordinary expenses incurred in connection with attending board and committee meetings. Directors are also eligible for the group medical insurance coverage at the director’s option. Under our deferred compensation plan, directors may elect to defer any portion of director’s fees until an elective distribution date or the director’s retirement, disability or death.

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DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Options Awards ($)(2)	All Other Compensation ($)	Total ($)
Thomas W. Scott	$325,577	$—	$—	$—	$325,577
James R. Scott	319,247	—	—	—	319,247
Lyle R. Knight(3)	—	—	—	—	—
Ed Garding(4)	—	—	—	—	—
Steven J. Corning(5)	48,000	21,746	—	60,000	129,746
David H. Crum	15,500	49,245	—	—	64,745
William B. Ebzery	45,750		21,748	—	67,498
Charles E. Hart, M.D., M.S.(6)	18,000	49,245	—	424,337	491,582
James W. Haugh	38,750	21,746	—	—	60,496
Charles M. Heyneman	31,500	21,746	—	—	53,246
John M. Heyneman, Jr.	35,750		21,748	—	57,498
David L. Jahnke	35,250	21,746	—	—	56,996
Ross E. Leckie	46,250	21,746	—	—	67,996
Terry W. Payne	36,750	21,746	—	—	58,496
Julie A. Scott(7)	5,000		—	—	5,000
Randall I. Scott(8)	26,500	21,746	—	—	48,246
Michael J. Sullivan	42,750		21,748	—	64,498
Sandra A. Scott Suzor	32,250	21,746	—	—	53,996
Teresa A. Taylor	37,500	21,746	—	—	59,246

(1)

The amounts reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Because of the limited number of stock awards granted to non-employee directors, the number of outstanding stock awards held by the directors at December 31, 2012 was not materially different from the amounts reflected in the relevant footnotes to the Beneficial Ownership Table included herein under the heading “-Security Ownership of Certain Beneficial Owners and Management.”

(2)

The amounts reflect the aggregate grant date fair value, for the periods presented, computed in accordance with FASB ASC Topic 718, all of which were immediately exercisable on the date of grant. For information and assumptions related to the calculation of these amounts, see Notes to Consolidated Financial Statements – Summary of Significant Accounting Policies and Stock-Based Compensation—included in our Annual Report filed on Form 10-K for the fiscal year ended December 31, 2012. Because of the limited number of stock options granted to non-employee directors, all of which are fully exercisable, the number of outstanding options held by the directors at December 31, 2012 was not materially different from the amounts reflected in the relevant footnotes to the Beneficial Ownership Table included herein under the heading “-Security Ownership of Certain Beneficial Owners and Management.”

(3)	Mr. Knight received no compensation for serving as a director, but he was compensated in his capacity as our president and CEO through April 2, 2012.
(4)

Mr. Garding received no compensation for serving as a director, but he was compensated in his capacity as our executive vice president and COO through April 2, 2012, and as our president and CEO from April 3, 2012 through December 31, 2012.

(5)

Mr. Corning received $60,000 in 2012 pursuant to a contractual agreement for management of a construction project on behalf of the Company. The total contracted amount for the project is the lesser of $180,000 or 4% of hard construction costs. These payments are unrelated to his service as a director. For additional information regarding this arrangement, see “-Certain Relationships and Related Transactions” below.

(6)

Mr. Hart received $424,337 pursuant to a deferred compensatory agreement assumed by the Company in conjunction with an acquisition. The payment is unrelated to his service as a director. For additional information regarding this deferred compensation arrangement, see “-Certain Relationships and Related Transactions” below.

(7)	Ms. Scott served as a director through May 2012.
(8)	Mr. Scott began serving as a director in May 2012.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of our common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Executive officers, directors and greater than 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, during the year ended December 31, 2012, our directors, executive officers and greater than 10% shareholders complied with all Section 16(a) filing requirements with the following exceptions:

•

Ed Garding, an executive officer, failed to report on a timely basis the February 14, 2012 award of common shares and the related tender to the Company of common shares in payment of minimum required income tax withholding. This transaction was subsequently reported on March 5, 2012.

•

Ed Garding, an executive officer, failed to report on a timely basis the July 17, 2012 purchase of common shares in an open market transaction. This transaction was subsequently reported on February 19, 2013.

•

Ed Garding, an executive officer, failed to report on a timely basis the August 24, 2012 acquisition of common shares in an open market transaction. This transaction was subsequently reported on February 4, 2013.

•

Ed Garding, an executive officer, failed to report on a timely basis the October 18, 2012 acquisition of common shares in an open market transaction. This transaction was subsequently reported on February 19, 2013.

•

Thomas W. Scott, a director, failed to report on a timely basis the November 21, 2012 sale of common shares in an open market transaction. This transaction was subsequently reported on February 4, 2013.

•

Terrill R. Moore, an executive officer, failed to report on a timely basis the December 3, 2012 sale of common shares in an open market transaction. This transaction was subsequently reported on February 4, 2013.

•

Ed Garding, an executive officer, failed to report on a timely basis the December 18, 2012 acquisition of common shares in an open market transaction. This transaction was subsequently reported on February 19, 2013.

At the request of the Compensation Committee, management has implemented procedures to improve compliance with reporting requirements in the future.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We conduct banking transactions in the ordinary course of business with related parties, including directors, executive officers, shareholders and their associates, on the same terms as those prevailing at the same time for comparable transactions with unrelated persons and that do not involve more than a normal risk of collectability or present other unfavorable features. The independent members of our Governance & Nominating Committee review and approve all related party transactions in excess of $120,000.

Certain executive officers, directors and greater than 5% shareholders of ours and certain entities and individuals related to such persons, incurred indebtedness in the form of loans, as customers, of $36,067,000 as of December 31, 2012. During 2012, new loans and advances on existing loans of $15,751,000 were funded and loan repayments totaled $24,556,000. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to us and are allowable under the Sarbanes Oxley Act of 2002. Additionally, during 2012, net loans of $442,000 were added due to changes in related parties from the prior year.

We purchase property, casualty and other insurance through an agency in which Terry W. Payne, a director, has a controlling ownership interest. We paid insurance premiums to the agency of $839,000 in 2012.

We lease an aircraft from an entity wholly-owned by Thomas W. Scott, the chairman of our Board. Under the terms of the lease, we pay a fee for each flight hour plus certain third party operating expenses related to the aircraft. During 2012, we paid total fees and operating expenses of $262,000 for our use of the aircraft. In addition, we lease a portion of our hanger and provide pilot services to the related entity. During 2012, we received payments from the related entity of $47,000 for hanger use, pilot fees and reimbursement of certain third party operating expenses related to Mr. Scott’s personal use of the aircraft.

Thomas W. Scott, chairman of our Board, James R. Scott, vice-chairman of our Board, four of our directors, John M. Heyneman, Charles M. Heyneman, Randall I. Scott, Sandra A. Scott Suzor, and two greater than 5% shareholders, Dan S. Scott and Homer A Scott, Jr., each has a 2.5% interest in Scott Family Services, Inc., or SFS, which provides professional services that benefit us and the Scott Family. In addition, Randall I. Scott is the chairman of the board of directors of SFS. Services provided for our benefit include shareholder education and communication, strategic enterprise planning and corporate governance consultation. During 2012, we paid $243,000 for these services. SFS reimburses us for all salaries, wages and employee benefits expenses incurred by us on its behalf for personnel.

During 2012, the Company entered into a contract with an entity wholly-owned by Steven J. Corning, a director of ours, to provide construction management and advisory services related to the construction of a bank office building. We paid the entity $60,000 during 2012.

In conjunction with an acquisition, we assumed certain existing deferred compensatory agreements. Under the terms of one such agreement, the Company is required to make cash payments to Dr. Charles E. Hart, a director of ours, for the promotion of growth and development of new business through December 31, 2011. The total amount due under the agreement was fixed prior to the acquisition date at $577,000, with a portion to be paid over 4 years and the remaining balance of $424,000 due in January 2012. Pursuant to this agreement, we paid Dr. Hart $424,000 during 2012.

Terry W. Payne is party to an agreement to guarantee the payment of interest on loans between our bank subsidiary and an unrelated third party borrower through December 31, 2012. Under the terms of the interest guaranty agreement, Mr. Payne made interest payments to our bank subsidiary on behalf of the borrower of $815,000 in 2012.

Conflict of Interest Policy

On an annual basis, each director and executive officer is obligated to complete a director and officer questionnaire that requires disclosure of any transactions with our company in which the director or executive officer, or any member of his or her immediate family, have a direct or indirect material interest. Under our code of personal conduct, all employees, including executive officers, are expected to avoid conflicts of interest. Pursuant to our code of ethics for the chief executive officer and senior finance officers, such officers are prohibited from engaging in activities that are or may appear to be a conflict of interest unless a specific, case-by-case exception has first been reviewed and approved by the Board. All of our directors are subject to the Board’s governance standards that include a code of ethics and conduct guide requiring the directors to avoid conflicts of interest.

On January 28, 2010, the Board adopted a related person transaction policy that is applicable to our executive officers, directors and certain entities and individuals related to such persons. The policy, as amended, generally provides that we will not enter into any transaction or series of transactions in excess of $120,000 with related parties unless such transaction(s) are (1) reviewed after disclosure of the relevant facts and circumstances, including any benefits to the Company and the terms of any comparable products or services provided by unrelated third parties, and (2) determined to be in the best interests of the Company and our shareholders, as approved by the independent directors of our governance & nominating committee. The policy also provides that the chairman of such committee, who is an independent director, has delegated authority to approve such transaction(s) in certain circumstances, subject to ratification by the independent directors. The policy does not apply to loan and credit transactions to directors and executive officers that are covered by Regulation O adopted by the Federal Reserve.

Subsequent to adoption of the related person transaction policy, all of the ongoing related party transactions described above were reviewed and approved by the independent directors of the governance & nominating committee in accordance with the policy.

SHAREHOLDER PROPOSALS

The rules of the SEC permit shareholders of a company, after timely notice to the company, to present proposals for shareholder action in the company’s proxy statement where such proposals are consistent with applicable law, pertain to matters appropriate for shareholder action and are not properly omitted by company action in accordance with the SEC’s proxy rules. Our 2014 annual meeting of shareholders is expected to be held on or about May 22, 2014, and proxy materials in connection with that meeting are expected to be mailed on or about April 9, 2014. The deadline for submission of shareholder proposals pursuant to Rule 14a-8 under the Exchange Act for inclusion in our proxy statement for our 2014 annual meeting of shareholders is December 9, 2013, which is 120 days prior to the anniversary of the mailing date for our proxy materials. Additionally, under the terms of our amended and restated bylaws, shareholders who wish to present an item of business at the 2014 annual meeting must provide notice to the corporate secretary at our principal executive offices not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to May 22, 2014, which will be the one-year anniversary of our 2013 annual meeting. If we do not receive notice of a shareholder proposal in advance of such date, such proposal will be considered untimely pursuant to Rules 14a-4 and 14a-5(e) and the persons named in proxies solicited by the Board for our 2014 annual meeting of shareholders may exercise discretionary voting power with respect to such proposal.

OTHER MATTERS

We know of no matters other than as contained in the Notice of Annual Meeting of Shareholders to be brought before the meeting. The enclosed proxy, however, gives discretionary authority in the event that any additional matters should be duly presented.

Any shareholder may obtain without charge a copy of our Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2012, which includes our audited financial statements. Written requests for a copy of our Annual Report on Form 10-K should be addressed to Amy Anderson, Assistant Vice President, First Interstate BancSystem, Inc., 401 North 31st Street, PO Box 30918, Billings, Montana 59116-0918.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ CAROL STEPHENS DONALDSON

Carol Stephens Donaldson

Secretary

Billings, Montana

April 2, 2013

ANNUAL MEETING OF SHAREHOLDERS OF

FIRST INTERSTATE BANCSYSTEM, INC.

May 22, 2013

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

COMPANY NUMBER
ACCOUNT NUMBER
Vote online/phone until 11:59 PM EST the day before the meeting.
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=40016
i Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. i

¢ 00003333333300000000 4	052213

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR” EACH OF THE NOMINEES IN PROPOSALS 1 AND “FOR” PROPOSAL 2, 3 AND 4.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

	1.	Election of Directors
Nominees
			FOR	AGAINST	ABSTAIN
		(1) David H. Crum	☐	☐	☐
		(2) William B. Ebzery	☐	☐	☐
		(3) John M. Heyneman, Jr.	☐	☐	☐
		(4) Jonathan R. Scott	☐	☐	☐
		(5) Theodore H. Williams	☐	☐	☐
	2.	The ratification of McGladrey LLP as our independent registered accounting firm for 2013.	☐	☐	☐
	3.	Advisory vote approving the compensation of our named executive officers described in the proxy statement.	☐	☐	☐
	4.	Approval of an amendment to our 2006 Equity Compensation Plan to increase the number of common shares authorized for issuance under the plan	☐	☐	☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note: ■

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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